                         AGREEMENT AND PLAN OF MERGER

                                     among

                     GENERAL ELECTRIC CAPITAL CORPORATION

                            GAC ACQUISITION I CORP.

                                      and

                         AMERIDATA TECHNOLOGIES, INC.

                             dated May 20, 1996



                               TABLE OF CONTENTS

     Section                                                            Page
     -------                                                            ----
                                   ARTICLE I
                                   THE OFFER
         1.1         The Offer..........................................  2
         1.2         Offer Documents....................................  2
         1.3         Company Actions....................................  3
         1.4         Directors..........................................  4

                                  ARTICLE II
                                  THE MERGER
         2.1         The Merger.........................................  5
         2.2         Closing............................................  5
         2.3         Effective Time of the Merger.......................  5
         2.4         Effects of the Merger..............................  6

                                  ARTICLE III
                 EFFECT OF THE MERGER ON THE CAPITAL STOCK OF
            THE CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES
         3.1         Effect on Capital Stock............................  6
                     (a)   Capital Stock of Sub.........................  6
                     (b)   Cancellation of Treasury Stock and
                           Parent-Owned Stock...........................  6
         3.2         Conversion of Securities...........................  7
         3.3         Payment for Shares.................................  7
                     (a)   Paying Agent.................................  7
                     (b)   Payment Procedures...........................  8
                     (c)   Termination of Payment Fund; Interest........  9
                     (d)   No Liability.................................  9
                     (e)   Withholding Rights...........................  9
         3.4         Stock Transfer Books...............................  9
         3.5         Options, Warrants and Other Purchase Rights........  9
         3.6         Dissenting Shares.................................. 11

                                  ARTICLE IV
                        REPRESENTATIONS AND WARRANTIES
         4.1         Representations and Warranties of the Company...... 12
                     (a)   Organization, Standing and Power............. 12
                     (b)   Capital Structure............................ 12
                     (c)   Authority; No Violations;
                             Consents and Approvals..................... 15
                     (d)   SEC Documents; Financial Statements.......... 17
                     (e)   Information Supplied......................... 17

                     (f)   Compliance with Applicable Laws.............. 18
                     (g)   Litigation................................... 18
                     (h)   Taxes........................................ 19
                     (i)   Pension And Benefit Plans; ERISA............. 20
                     (j)   Absence of Certain Changes or Events......... 23

                     (k)   No Undisclosed Material Liabilities.......... 24
                     (l)   Opinion of Financial Advisor................. 24
                     (m)   Vote Required................................ 24
                     (n)   Labor Matters................................ 25
                     (o)   Intangible Property.......................... 26
                     (p)   Environmental Matters........................ 27
                     (q)   Real Property; Other Assets.................. 30
                     (r)   Insurance.................................... 31
                     (s)   Material Contracts........................... 31
                     (t)   Related Party Transactions................... 33
                     (u)   Liens........................................ 33
                     (v)   Brokerage Fees and Commissions; Other Fees... 34
                     (w)   No Excess Parachute Payments................. 34
                     (x)   State Takeover Statutes...................... 34
                     (y)   Pending and Proposed Transactions............ 34
                     (z)   Media Interests.............................. 34
         4.2         Representations and Warranties of Parent and Sub... 35
                     (a)   Organization, Standing and Power............. 35
                     (b)   Authority; No Violations;
                             Consents and Approvals..................... 35
                     (c)   Interim Operations of Sub.................... 36
                     (d)   Information Supplied......................... 36
                     (e)   Brokerage Fees and Commissions............... 36
                     (f)   Financial Capability......................... 37

                                   ARTICLE V
                   COVENANTS RELATING TO CONDUCT OF BUSINESS
         5.1         Covenants of the Company........................... 37
                     (a)   Ordinary Course.............................. 37
                     (b)   Dividends; Changes in Stock.................. 37
                     (c)   Issuance of Securities....................... 37
                     (d)   Governing Documents.......................... 38
                     (e)   No Solicitation.............................. 38
                     (f)   No Acquisitions.............................. 40
                     (g)   No Dispositions.............................. 40
                     (h)   Advice of Changes; SEC Filings............... 40
                     (i)   No Dissolution, Etc.......................... 41
                     (j)   Other Actions................................ 41
                     (k)   Certain Employee Matters..................... 41

                     (l)   Indebtedness; Advances....................... 41
                     (m)   Material Contracts........................... 42
                     (n)   Accounting................................... 42
                     (o)   Capital Expenditures......................... 42
                     (p)   Tax Matters.................................. 42
                     (q)   Discharge of Liabilities..................... 42
                     (r)   Agreement to Take Action..................... 43
                     (s)   Notices of Certain Events.................... 43

                                  ARTICLE VI

                             ADDITIONAL AGREEMENTS
         6.1 Preparation of the Proxy Statement; Company Stockholders Meeting; Merger without a Company
                     Stockholders Meeting............................... 43
         6.2         Access to Information.............................. 44
         6.3         Legal Conditions to Merger......................... 44
         6.4         Fees and Expenses.................................. 45
         6.5         Brokers or Finders................................. 45
         6.6         Indemnification.................................... 46
         6.7         Best Efforts; Notification......................... 46
         6.8         Conduct of Business of Sub......................... 47
         6.9         Publicity.......................................... 47
         6.10        Benefit Plans...................................... 47
         6.11        State Takeover Statutes............................ 48
         6.12        Warrants........................................... 48
         6.13        FCC Matters........................................ 48
         6.14        Issuance of Shares................................. 50

                                  ARTICLE VII
                             CONDITIONS PRECEDENT
         7.1         Conditions to Each Party's Obligation
                       to Effect the Merger............................. 50
                     (a)   Stockholder Approval......................... 51
                     (b)   HSR Act...................................... 51
                     (c)   No Injunctions or Restraints................. 51
                     (d)   FCC Approvals and Applications............... 51
         7.2         Conditions of Obligations of Parent and Sub........ 51
                     (a)   Payment for Shares........................... 51
                     (b)   Representations and Warranties............... 51
                     (c)   Performance of Obligations of the Company.... 51
                     (d)   Consents, Etc................................ 52
                     (e)   Other Approvals.............................. 52
                     (f)   [Intentionally Omitted]...................... 52
                     (g)   No Litigation................................ 52

                     (h)   Options and Rights........................... 52
         7.3         Conditions of Obligations of the Company........... 53
                     (a)   Representations and Warranties............... 53
                     (b)   Performance of Obligations of Parent and Sub. 53
                     (c)   Government Approvals......................... 53

                                 ARTICLE VIII
                           TERMINATION AND AMENDMENT
         8.1         Termination........................................ 53
         8.2         Effect of Termination.............................. 55
         8.3         Amendment.......................................... 55
         8.4         Extension; Waiver.................................. 55

                                  ARTICLE IX
                              GENERAL PROVISIONS

         9.1         Nonsurvival of Representations and Warranties...... 55
         9.2         Notices............................................ 56
         9.3         Interpretation..................................... 57
         9.4         Counterparts....................................... 57
         9.5         Entire Agreement; No Third Party
                     Beneficiaries; Rights of Ownership................. 57
         9.6         Governing Law...................................... 57
         9.7         No Remedy in Certain Circumstances................. 57
         9.8         Assignment......................................... 57
         9.9         Enforcement........................................ 58


                                   SCHEDULES

4.1(a)               Subsidiaries
4.1(b)(i)            Restricted Stock Award Plan Shares
4.1(b)(ii)(A)        Equity Purchase Rights
4.1(b)(ii)(B)        Preferred Security Holders
4.1(b)(ii)(C)        Company Voting Debt
4.1(b)(ii)(D)        Contingent Payouts
4.1(b)(ii)(E)        Incomplete Equity Purchase Rights
4.1(b)(iii)(A)       Liens and Voting Restrictions with respect to
                       Subsidiary Stock
4.1(b)(iii)(B)       Director Election Rights
4.1(b)(iv)           Registration Rights
4.1(c)(ii)           Conflicts
4.1(f)               Compliance with Laws; Permits
4.1(g)               Litigation
4.1(h)               Tax Matters

4.1(i)               Employee Benefit Matters
4.1(j)               Certain Changes or Events
4.1(k)               Undisclosed Material Liabilities
4.1(n)               Labor Matters
4.1(o)               Intangible Property
4.1(p)               OSHA Complaints
4.1(q)(i)            Owned Real Property
4.1(q)(ii)           Leased Real Property
4.1(q)(iii)          Liens on Real Property
4.1(q)(iv)           Other Assets
4.1(r)               Insurance
4.1(s)               Material Contracts
4.1(t)               Related Party Transactions
4.1(u)               Liens
4.1(v)               Fees
4.1(w)               Excess Parachute Payments
4.1(y)               Pending and Proposed Transactions
5.1(c)               Securities to be Issued
5.1(g)               Permitted Dispositions
5.1(k)               Employee Matters

5.1(o)               Capital Expenditures

                           Glossary of Defined Terms

Defined Terms                                                Defined in Section
- -------------                                                ------------------
Acquisition Proposal.................................................5.1(e)
Agreement..........................................................preamble
Alex Brown..............................................................1.3
At-Will Employment Agreement.........................................4.1(j)
Balance Sheet.....................................................4.1(q)(i)
Board Percentage........................................................1.4
CERCLA...............................................................4.1(p)
Certificate of Merger...................................................2.3
Certificates.........................................................3.3(b)
Closing.................................................................2.2
Closing Date............................................................2.2
Code............  ...................................................3.3(e)
Company............................................................preamble
Company Common Stock...............................................preamble
Company Employee Benefit Plans....................................4.1(i)(i)
Company ERISA Affiliate...........................................4.1(i)(i)
Company Intangible Property.......................................4.1(o)(i)
Company Intangible Property Licenses............................4.1(o)(iii)
Company Litigation...................................................4.1(g)
Company Order........................................................4.1(g)
Company Pension Plans.............................................4.1(i)(i)
Company Permits......................................................4.1(f)
Company SEC Documents................................................4.1(d)
Company Stockholder Approval....................................4.1(c)(iii)
Company Stockholders Meeting.........................................6.1(b)
Company Voting Debt..............................................4.1(b)(ii)
Confidentiality Agreement...............................................6.2
Constituent Corporations................................................2.1
Control Group..........................................................6.13
DGCL....................................................................2.2
Dissenting Shares.......................................................3.6
Dormant Subsidiary...................................................4.1(a)
Effective Time..........................................................2.3
Employee Options.....................................................3.5(a)
Equity Purchase Rights...............................................3.5(d)
ERISA.............................................................4.1(i)(i)
ERISA Affiliate...................................................4.1(i)(i)
Exchange Act............................................................1.1
FCC.............................................................6.13(a)(ii)

Foreign Plan......................................................4.1(i)(i)
GAAP............  ...................................................4.1(d)
Governmental Entity.............................................4.1(c)(iii)
HSR Act.........................................................4.1(c)(iii)
Indebtedness.........................................................4.1(s)

Indemnified Parties.....................................................6.6
Injunction...........................................................7.1(c)
IRS..................................................................4.1(h)
Laws.............................................................4.1(c)(ii)
Legal Proceedings ..............................................4.1(p)(xii)
Material Adverse Effect..............................................4.1(a)
Merger.............................................................preamble
Merger Consideration.................................................3.2(a)
Multiemployer Plans...............................................4.1(i)(i)
Multiple Employer Plans...........................................4.1(i)(i)
OSHA...........................................................4.1(p)(i)(A)
Offer................................................................1.1(a)
Offer Consideration..................................................1.1(a)
Offer Documents.........................................................1.2
Options..............................................................3.5(a)
Option/Warrant Consideration.........................................3.5(a)
Other Options........................................................3.5(a)
Parent.............................................................preamble
Paying Agent.........................................................3.3(a)
Payment Fund.........................................................3.3(a)
PBGC............  ...............................................4.1(i)(iv)
Person...............................................................3.3(b)
Preferred Security...................................................3.5(c)
Preferred Stock......................................................4.1(b)
Permitted Investments................................................3.3(a)
Proxy Statement.................................................4.1(c)(iii)
Real Property Leases.............................................4.1(q)(ii)
Right................................................................3.5(b)
Rights Consideration.................................................3.5(b)
SEC..................................................................1.1(b)
Schedule 14D-1..........................................................1.2
Schedule 14D-9..........................................................1.3
Second-Step Merger.................................................preamble
Securities Act...................................................4.1(b)(iv)
Shares.............................................................preamble
Stock Option Plans...................................................3.5(a)
Stockholders Agreement.............................................preamble
Sub................................................................preamble

Subordinated Debenture...............................................3.5(c)
Subsidiary...........................................................3.1(b)
Superior Proposal ..............................................5.1(e)(iii)
Surviving Corporation...................................................2.1
Terminated Pension Plans..........................................4.1(i)(i)
Violation........................................................4.1(c)(ii)
Warrants..........................................................4.1(b)(i)

                          AGREEMENT AND PLAN OF MERGER

                  AGREEMENT AND PLAN OF MERGER, dated May 20, 1996 (the "Agreement"), among GENERAL ELECTRIC CAPITAL CORPORATION, a New York corporation ("Parent"), GAC Acquisition I Corp., a Delaware corporation and an indirect, wholly-owned subsidiary of Parent ("Sub"), and AMERIDATA TECHNOLOGIES, INC., a Delaware corporation (the "Company").

                  WHEREAS, the respective Boards of Directors of Parent, Sub and the Company have unanimously approved the acquisition of the Company by Parent, by means of the merger of Sub with and into the Company (the "Merger"), upon the terms and subject to the conditions set forth in the Agreement;

                  WHEREAS, to effectuate the acquisition, Parent and the Company each desires that Parent cause Sub to commence a cash tender offer to purchase all of the outstanding shares of common stock, par value $.01 per share, of the Company ("Shares" or "Company Common Stock"), upon the terms and subject to the conditions set forth in this Agreement and the Offer Documents (as defined in Section 1.2), and the Board of Directors of the Company has unanimously approved such tender offer and is recommending to its stockholders that they accept the tender offer and tender their shares of Company Common Stock pursuant thereto; and

                  WHEREAS, Parent and Sub are unwilling to enter into this Agreement (and effect the transactions contemplated hereby) unless, contemporaneously with the execution and delivery hereof, certain beneficial and record holders of the Company Common Stock enter into agreements (collectively, the "Stockholders Agreement") providing for certain matters with respect to their Shares, the tender of their Shares and certain other actions relating to the Offer (as defined in Section 1.1) and the other transactions contemplated by this Agreement, and in order to induce Parent and Sub to enter into this Agreement, the Company has approved the execution and delivery of the Stockholders Agreement, and such stockholders have agreed to execute and deliver the Stockholders Agreement; and

                  WHEREAS, it is currently contemplated that immediately following the consummation of the Merger, the Company will be merged with and into GAC Acquisition II Corp., a Delaware corporation and a direct, wholly-owned subsidiary of Parent ("Sub II"), with Sub II continuing as the surviving corporation (the "Second-Step Merger" and, together with the Merger, the "Acquisition Mergers");

                  WHEREAS, Parent, Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Offer and the Merger and also to prescribe various conditions to consummation thereof;

                  NOW, THEREFORE, in consideration of the foregoing and the mutual premises, representations, warranties, covenants and agreements herein contained, the parties hereto, intending to be legally bound, hereby agree as follows:


                                   ARTICLE I
                                   THE OFFER

                  1.1 The Offer. (a) Provided that this Agreement shall not have been terminated pursuant to Article VIII and none of the events set forth in Exhibit A hereto shall have occurred and be continuing, as promptly as practicable (but in any event not later than five business days after the public announcement of the execution and delivery of this Agreement), Parent shall cause Sub to commence (within the meaning of Rule 14d-2 under the Securities Exchange Act of 1934, as amended (the "Exchange Act")), an offer to purchase (the "Offer") all outstanding shares of the Company Common Stock at a price of $16.00 per share, net to the seller in cash (the "Offer Consideration"). The obligation of Parent and Sub to commence the Offer, consummate the Offer, accept for payment and to pay for shares of Company Common Stock validly tendered in the Offer and not withdrawn shall be subject to those conditions set forth in Exhibit A hereto, including the condition that a number of Shares representing a majority of all outstanding Shares on a fully-diluted basis shall have been validly tendered and not withdrawn prior to the expiration of the Offer.

                  (b) Sub expressly reserves the right to increase the price per share payable in the Offer or to make any other changes in the terms and conditions of the Offer, except that without the prior written consent of the Company, Sub shall not (i) decrease or change the form of the Offer Consideration or decrease the number of Shares sought pursuant to the Offer,
(ii) impose additional conditions to the Offer, (iii) extend the expiration date of the Offer (except as required by law or the applicable rules and regulations of the SEC and except that Sub may extend the expiration date of the Offer (x) for up to twenty (20) business days after the initial expiration date or (y) for longer periods (not to exceed 120 calendar days from the date of commencement) in the event that any condition to the Offer is not satisfied), or (iv) amend any term of the Offer in any manner adverse to holders of shares of Company Common Stock; provided, however, that, except as set forth above, Sub may waive any condition to the Offer in its sole discretion; and provided further, that the Offer may be extended in connection with an increase in the consideration to be paid pursuant to the Offer so as to comply with applicable rules and regulations of the United States Securities and Exchange Commission (the
"SEC"). Assuming the prior satisfaction or waiver of the conditions to the Offer, Sub shall accept for payment, and pay for, in accordance with the terms of the Offer, all shares of Company Common Stock validly tendered and not withdrawn pursuant to the Offer as soon as practicable after the expiration date thereof.

                  1.2 Offer Documents. On the date of commencement of the Offer, Parent and Sub shall file or cause to be filed with the SEC a Tender Offer Statement on Schedule

14D-1 (the "Schedule 14D-1") with respect to the Offer which shall contain the offer to purchase and related letter of transmittal (such Schedule 14D-1, letter of transmittal and other ancillary Offer documents and instruments pursuant to which the Offer will be made, together with any supplements or amendments thereto, the "Offer Documents") and shall contain (or shall be amended in a timely manner to contain) all information which is required to be included therein in accordance with the Exchange Act and the rules and regulations thereunder and any other applicable law, and shall conform in all material respects with the requirements of the Exchange Act and any other applicable law; provided, however, that no agreement or representation hereby is made or shall be made by Parent or Sub with respect to information supplied by the Company in writing expressly for inclusion in, or with respect to Company information derived from the Company's public SEC filings which is included or incorporated by reference in, the Offer Documents. Parent, Sub and the Company each agrees promptly to correct any information provided by them for use in the Offer Documents if and to the extent that it shall have become false or misleading in any material respect and Sub further agrees to take all lawful action necessary to cause the Offer Documents as so corrected to be filed promptly with the SEC and to be disseminated to holders of Company Common Stock, in each case as and to the extent required by applicable law. The Company and its counsel shall be given the opportunity to review and comment upon the Offer Documents to be filed with the SEC prior to any such filing.

                  1.3 Company Actions. The Company hereby approves of and consents to the Offer and represents and warrants that (a) the Company's Board of Directors (at a meeting duly called and held) has (i) unanimously determined that each of this Agreement and the transactions contemplated hereby, including the Offer and the Merger, are fair to and in the best interests of the Company and its stockholders, (ii) approved this Agreement, the Stockholders Agreement and the transactions contemplated hereby and thereby, including the Offer and the Merger, (iii) resolved to elect not to be subject to any state takeover law that is or purports to be applicable to the Offer, the Merger or the transactions contemplated by this Agreement or the Stockholders Agreement, (iv) taken all steps necessary to render Section 203 of the DGCL inapplicable to this Agreement, the Stockholders Agreement, and the transactions contemplated hereby and thereby, including the Offer and the Merger and (v) subject to the fiduciary duties of the Board of Directors applicable from time to time, resolved to recommend that the holders of the Company Common Stock (the "Stockholders") accept the Offer and tender all of their Shares pursuant thereto and approve the Merger, and (b) Alex. Brown & Sons Incorporated ("Alex Brown") has delivered to the Board of Directors of the Company its written opinion that the Offer Consideration to be received by the holders of Company Common Stock in the Offer and the Merger as contemplated in this Agreement is fair, from a financial point of view, to such holders. The Company hereby consents to the inclusion in the Offer Documents of the recommendation referred to in this Section 1.3. The Company hereby agrees to file with the SEC simultaneously with the filing by Parent and Sub of the Schedule 14D-1, a Solicitation/Recommendation Statement on
Schedule 14D-9 (together with all amendments and supplements thereto, the "Schedule 14D-9") containing such recommendations of the Board of Directors of the Company in favor of the Offer and the Merger and otherwise complying with Rule 14d-9 under the Exchange Act. The

Company covenants that the Schedule 14D-9 shall comply in all material respects with the Exchange Act and any other applicable law and shall contain (or shall be amended in a timely manner to contain) all information which is required to be included therein in accordance with the Exchange Act and the rules and regulations thereunder and any other applicable law. The Company, Parent and Sub each agree promptly to correct any information provided by them for use in the
Schedule 14D-9 if and to the extent that it shall have become false or misleading in any material respect and the Company further agrees to take all lawful action necessary to cause the Schedule 14D-9 as so corrected to be filed promptly with the SEC and disseminated to the holders of Company Common Stock, in each case as and to the extent required by applicable law. Parent, Sub and their counsel shall be given an opportunity to review and comment upon the
Schedule 14D-9 and any amendments thereto prior to the filing thereof with the SEC. In connection with the Offer, the Company shall (or shall cause its transfer agent to) promptly furnish Parent with mailing labels, security position listings and all available listings or computer files containing the names and addresses of the record holders of the Company Common Stock as of the latest practicable date and shall furnish Parent with such information and assistance (including updated lists of stockholders, mailing labels and lists of security positions) as Parent or its agents may reasonably request in communicating the Offer to the record and beneficial holders of Company Common Stock. Subject to the requirements of applicable law, and except for such actions as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Offer and the Merger, Parent and Sub shall hold in confidence the information contained in such labels and lists, shall use such information only in connection with the Offer and the Merger, and, if this Agreement is terminated in accordance with its terms, shall deliver promptly to the Company (or destroy and certify to the Company the destruction of) all copies of such information then in their possession.

                  1.4 Directors. (a) Promptly upon the purchase by Parent or any of its Subsidiaries (including Sub) of such number of shares of Company Common Stock which represents at least a majority of the outstanding shares of Company Common Stock, and from time to time thereafter, Parent shall be entitled to designate such number of directors (the "Parent's Designees"), rounded up to the next whole number as will give Parent representation on the Board of Directors of the Company equal to the product of (x) the number of directors on the Board of Directors of the Company (giving effect to any increase in the number of directors pursuant to this Section 1.4) and (y) the percentage that such number of Shares so purchased bears to the aggregate number of Shares outstanding (such number being, the "Board Percentage"), and the Company shall, subject to Parent's having theretofore provided the Company with the information with respect to Parent's Designees required pursuant to Section 14(f) of the Exchange Act, promptly satisfy the Board Percentage by (i) increasing the size of the Board of Directors of the Company or (ii) securing the resignations of such number of directors as is necessary to enable Parent's Designees to be elected to the Board of Directors of the Company (and the Company shall use its best efforts to cause the then-remaining members of the Company's Board of Directors to promptly so elect Parent's Designees). At the request of Parent, the Company shall take, at the Company's expense, all lawful action necessary to effect any such election, including, without limitation, mailing to the Company's stockholders the information required by Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder, unless such information has previously been provided to the Company's stockholders in the Schedule 14D-9.

                  (b) Following the election or appointment of Parent's Designees pursuant to this Section 1.4 and prior to the Effective Time (as defined in Section 2.3) of the Merger, any amendment or termination of this Agreement, extension for the performance or waiver of the obligations or other acts of Parent or Sub hereunder or waiver of the Company's rights hereunder shall require the concurrence of a majority of directors of the Company then in office who are directors on the date hereof and who voted to approve this Agreement; provided that if there shall be no such directors, such actions may be effected by majority vote of the entire Board of Directors of the Company.


                                   ARTICLE II
                                   THE MERGER

                  2.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the Delaware General Corporation Law (the "DGCL"), Sub shall be merged with and into the Company at the Effective Time. At the Effective Time, the separate corporate existence of Sub shall cease, and the Company shall continue as the surviving corporation and an indirect wholly owned subsidiary of Parent (Sub and the Company are sometimes hereinafter referred to as "Constituent Corporations" and, as the context requires, the Company is sometimes hereinafter referred to as the "Surviving Corporation"), and shall continue under the name "AMERIDATA TECHNOLOGIES, INC."

                  2.2 Closing. Unless this Agreement shall have been terminated and the transactions herein contemplated shall have been abandoned pursuant to
Section 8.1, the closing of the Merger (the "Closing") shall take place at 10:00 a.m., New York time, on the third business day following satisfaction or waiver of the conditions set forth in Article VII (the "Closing Date"), at the offices of Weil, Gotshal & Manges LLP, 767 Fifth Avenue, New York, New York 10153, unless another date, time or place is agreed to in writing by the parties hereto.

                  2.3 Effective Time of the Merger. Subject to the provisions of this Agreement, the parties hereto shall cause the Merger to be consummated by filing a certificate of merger (the "Certificate of Merger") with the Secretary of State of the State of Delaware, as provided in the DGCL, as soon as practicable on or after the Closing Date. The Merger shall become effective upon such filing or at such time thereafter as is provided in the Certificate of Merger (the "Effective Time").

                  2.4 Effects of the Merger. (a) The Merger shall have the effects as set forth in the applicable provisions of the DGCL.


                  (b) The directors and the officers of Sub immediately prior to the Effective Time shall, from and after the Effective Time, be the initial directors and officers of the Surviving Corporation until their successors have been duly elected or appointed and qualified, or until their earlier death, resignation or removal in accordance with the Surviving Corporation's Certificate of Incorporation and Bylaws.

                  (c) The Certificate of Incorporation of the Sub immediately prior to the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation, until duly amended in accordance with the terms thereof and the DGCL.

                  (d) The Bylaws of the Sub as in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation until thereafter amended as provided by applicable law, the Certificate of Incorporation or the Bylaws.


                                  ARTICLE III
                  EFFECT OF THE MERGER ON THE CAPITAL STOCK OF
             THE CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES

                  3.1 Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of Company Common Stock or the holder of any capital stock of Sub:

                  (a) Capital Stock of Sub. Each share of the capital stock of Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one fully paid and nonassessable shares of Common Stock, par value $.01 per share, of the Surviving Corporation.

                  (b) Cancellation of Treasury Stock and Parent-Owned Stock. Each share of Company Common Stock and all other shares of capital stock of the Company that are owned by the Company and all shares of Company Common Stock and other shares of capital stock of the Company owned by Parent, Sub or any other wholly-owned Subsidiary (as defined below) of Parent or the Company shall be canceled and retired and shall cease to exist and no consideration shall be delivered or deliverable in exchange therefor. As used in this Agreement, the word "Subsidiary", with respect to any party, means any corporation, partnership, joint venture or other organization, whether incorporated or unincorporated, of which: (i) such party or any other Subsidiary of such party is a general partner; (ii) voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation, partnership, joint venture or other organization is held by such party or by any one or more of its Subsidiaries, or by such party and any one or more of its Subsidiaries; or
(iii) at least 50% of the equity, other securities or other interests is, directly or indirectly, owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and any one or more of its Subsidiaries.

                  3.2 Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of Sub, the Company or the holders of any of the shares thereof:

                  (a) Subject to the other provisions of this Section 3.2, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (excluding shares owned, directly or indirectly, by the Company or any wholly-owned Subsidiary of the Company or by Parent, Sub or any other wholly-owned Subsidiary of Parent and excluding Dissenting Shares (as defined in Section 3.6)) shall be converted into the right to receive the Offer Consideration, payable to the holder thereof, without any interest thereon (the "Merger Consideration"), upon surrender and exchange of the Certificates (as defined in Section 3.3).

                  (b) All shares of Company Common Stock, when converted as provided in Section 3.2(a), no longer shall be outstanding and shall automatically be canceled and retired and shall cease to exist, and each Certificate previously evidencing such Shares shall thereafter represent only the right to receive the Merger Consideration. The holders of Certificates previously evidencing Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to the Company Common Stock except as otherwise provided herein or by law and, upon the surrender of Certificates in accordance with the provisions of Section 3.3 (but subject to Section 3.6), such certificates shall represent only the right to receive for their Shares the Merger Consideration, without any interest thereon.

                  3.3 Payment for Shares. (a) Paying Agent. Prior to the Effective Time, Sub shall appoint a United States bank or trust company selected by Parent and reasonably acceptable to the Company to act as paying agent (the "Paying Agent") for the payment of the Merger Consideration, and Parent shall deposit or shall cause to be deposited with the Paying Agent in a separate fund established for the benefit of the holders of shares of Company Common Stock, for payment in accordance with this Article III, through the Paying Agent (the "Payment Fund"), immediately available funds in amounts necessary to make the payments pursuant to Section 3.2(a) and this Section 3.3 to holders of shares of Company Common Stock (other than the Company or any wholly-owned Subsidiary of the Company or Parent, Sub or any other wholly-owned Subsidiary of Parent, or holders of Dissenting Shares). The Paying Agent shall, pursuant to irrevocable instructions, pay the Merger Consideration out of the Payment Fund.

                  From time to time at or after the Effective Time, Parent shall take all lawful action necessary to make or cause to be made the appropriate cash payments, if any, to holders of Dissenting Shares. Prior to the Effective Time, Parent shall enter into such appropriate commercial arrangements, if any, as may be necessary to ensure effectuation of the immediately preceding sentence. The Paying Agent shall invest portions of the Payment Fund as Parent directs in obligations of or guaranteed by the United States of America, in commercial paper obligations receiving the highest investment grade rating from both Moody's Investors Services, Inc. and Standard & Poor's Corporation, or in certificates of deposit, bank repurchase agreements or banker's acceptances of commercial banks with capital exceeding $1,000,000,000 (collectively, "Permitted Investments"); provided, however, that the maturities of Permitted Investments shall be such as to permit the Paying Agent to make prompt payment to former holders of Company Common Stock entitled thereto as contemplated by this Section. All earnings on Permitted Investments shall be paid to Parent. If for any reason (including losses) the Payment Fund is inadequate to pay the amounts to which holders of shares of Company Common Stock shall be entitled under this Section 3.3, Parent shall promptly restore such amount of the inadequacy to the Payment Fund, and in any event shall be liable for payment thereof. The Payment Fund shall not be used for any purpose except as expressly provided in this Agreement.

                  (b) Payment Procedures. As soon as reasonably practicable after the Effective Time, Parent shall instruct the Paying Agent to mail to each holder of record (other than the Company or any wholly-owned Subsidiary of the Company or Parent, Sub or any other wholly-owned Subsidiary of Parent) of a Certificate or Certificates which, immediately prior to the Effective Time, evidenced outstanding shares of Company Common Stock (the "Certificates"), (i) a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Paying Agent, and shall be in such form and have such other provisions as Parent reasonably may specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for payment therefor. Upon surrender of a Certificate for cancellation to the Paying Agent together with such letter of transmittal, duly executed, and such other customary documents as may be required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in respect thereof cash in an amount equal to the product of (x) the number of shares of Company Common Stock represented by such Certificate and (y) the Merger Consideration, and the Certificate so surrendered shall forthwith be canceled. No interest shall be paid or accrued on the Merger Consideration payable upon the surrender of any Certificate. If payment is to be made to a Person (as defined below) other than the Person in whose name the surrendered Certificate is registered, it shall be a condition of payment that the Certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer and that the Person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a Person other than the registered holder of the surrendered Certificate or establish to the satisfaction of the Surviving Corporation that such tax has been paid or is not applicable. Until surrendered in accordance with the provisions of this Section 3.3, after the Effective Time each Certificate (other than Certificates representing Shares owned by the Company or any wholly-owned Subsidiary of the Company or Parent, Sub or any other wholly-owned Subsidiary of Parent) shall represent for all purposes only the right to receive the Merger Consideration. For purposes of this Agreement, "Person" means an individual, corporation, partnership, joint venture, association, trust, unincorporated organization or other entity.

                  (c) Termination of Payment Fund; Interest. Any portion of the Payment Fund which remains undistributed to the holders of Company Common Stock for six months after the Effective Time shall be delivered to the Company, upon demand, and any holders of Company Common Stock who have not theretofore complied with this Article III and the instructions set forth in the letter of transmittal mailed to such holder after the Effective Time shall thereafter look only to the Company for payment of the Merger Consideration to which they are entitled; provided that if, but only if, the Company shall have defaulted in its obligation to make such payment within a reasonable period of time after receipt of written request therefor from any such holder, such holder may thereafter look to Parent for payment of the Merger Consideration to which they are entitled. All interest accrued in respect of the Payment Fund shall inure to the benefit of and be paid to Parent.

                  (d) No Liability. Neither Parent nor the Surviving Corporation shall be liable to any holder of shares of Company Common Stock for any cash from the Payment Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

                  (e) Withholding Rights. Parent or the Company shall be entitled to deduct and withhold, or cause the Paying Agent to deduct and withhold, from the consideration otherwise payable pursuant to this Agreement to any holder of Certificates such amounts as are required to be deducted and withheld with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the "Code"), or any provision of state, local or foreign tax law. To the extent that amounts are so withheld, (i) such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Certificates in respect of which such deduction and withholding was made, and (ii) Parent or the Company shall provide, or cause the Paying Agent to provide, to the holders of such Certificates written notice of the amounts so deducted or withheld.

                  3.4 Stock Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of shares of Company Common Stock thereafter on the records of the Company.

                  3.5 Options, Warrants and Other Purchase Rights.

                  (a) After the Effective Time, each holder of (i) a then outstanding option (collectively, the "Employee Options") to purchase Shares under the Company's 1991 Stock Option Plan and the Option Agreements between the Company and certain of its officers, directors, employees and consultants (the "Stock Option Plans"), (ii) a Warrant (as defined in Section 4.1(b)), and (iii) except as provided in Sections 3.5(b) and (c) below, any other option, warrant or other right to acquire (upon purchase, exchange, conversion or otherwise) shares of Company Common Stock (collectively, the "Other Options"

and, together with the Employee Options, the "Options"), shall, upon exercise of such Option or Warrant in accordance with its terms, be entitled to receive for each Share subject to such Option or Warrant, in settlement and cancellation thereof, an amount (subject to any applicable withholding tax) in cash equal to the difference between the Offer Consideration and the per Share exercise price of such Option or Warrant, as the case may be, to the extent such difference is a positive number (such amount being hereinafter referred to as, the "Option/Warrant Consideration"); provided, however, that with respect to any Person subject to Section 16(a) of the Exchange Act, any such amount shall be paid as soon as practicable after the first date payment can be made without liability to such Person under Section 16(b) of the Exchange Act. The Company represents and warrants to Parent and Sub that the Stock Option Plans have been amended to the extent necessary to give effect to the foregoing. Upon receipt of the related Option/Warrant Consideration, the Option or Warrant, as the case may be, shall be canceled. The surrender of an Option or Warrant to the Company in exchange for the Option/Warrant Consideration shall be deemed a release of any and all rights the holder had or may have had in respect of such Option or Warrant.

                  (b) At the Effective Time, each holder of a right to purchase Shares under the Company's 1991 Stock Purchase Plan (the "Stock Purchase Plan") pursuant to any offering under the Stock Purchase Plan (a "Right"), whether or not then exercisable, shall, in settlement and cancellation thereof, receive for such Right an amount (subject to any applicable withholding tax) in cash (such amount being hereinafter referred to as the "Rights Consideration") equal to the sum of (i) the product of such holder's Accrued Shares (as defined below) with respect to such offering times the difference between (A) the Offer Consideration and (B) the lower of (I) 85% of the fair market value of the Company Common Stock on the effective date of the related offering under the Stock Purchase Plan (determined in accordance with the Stock Purchase Plan) and
(II) 85% of the fair market value of the Company Common Stock on the date immediately prior to the public announcement of the Offer (such lower amount with respect to an offering, the "Applicable Per Share Price"), to the extent such difference is a positive number, plus (ii) an amount equal to the aggregate amount in such holder's payroll deduction account with the Company with respect to such offering at the Effective Time (the "Related Deduction Account Amount"); provided, however, that with respect to any Person subject to Section 16(a) of the Exchange Act, any such amount shall be paid as soon as practicable after the first date payment can be made without liability to such Person under Section 16(b) of the Exchange Act. Upon receipt of the related Rights Consideration, the Right shall be canceled and such receipt shall be deemed a release of any and all rights the holder had or may have had in respect of such Right. The "Accrued Shares" of a holder of a Right with respect to any offering under the Stock Purchase Plan shall mean the amount obtained by dividing (I) the Related Deduction Account Amount with respect to such offering by (II) the Applicable Per Share Price with respect to such offering, rounded up to the next whole share. The Company
                                      10
represents and warrants to the Parent and Sub that the Stock Purchase Plan has been amended to give effect to the foregoing.

                  (c) After the Effective Time, each holder of an 8% Convertible

Subordinated Debenture due 2003 of the Company (a "Subordinated Debenture") shall be entitled to receive, upon conversion thereof in accordance with the terms thereof, in settlement and cancellation thereof, solely an amount (subject to any applicable withholding tax) in cash equal to the amount receivable upon the consummation of the Merger by a holder of that number of shares of Company Common Stock into which the Subordinated Debentures of such holder were convertible immediately prior to the Merger. The foregoing shall apply whether such conversion of the Subordinated Debenture occurs upon conversion of any of the 8% Convertible Fixed Life Aggregated Securities (each, a "Preferred Security") in accordance with the terms thereof or otherwise. The Company represents and warrants to Parent and Sub that the Subordinated Debenture and the Preferred Securities provide, by their terms, for the foregoing.

                  (d) Prior to the Effective Time, the Company shall use its commercially reasonable efforts to obtain all necessary consents or releases from holders of Options, Warrants, Rights, Preferred Securities and Subordinated Debentures (collectively, the "Equity Purchase Rights") and shall take all such other lawful action as may be necessary to give effect to the transactions contemplated by this Section 3.5. Prior to the Effective Time, the Company shall
(i) terminate the Stock Option Plans and Stock Purchase Plan without liability to the Company or the Surviving Company (other than as contemplated by this Section 3.5) as of the Effective Time and terminate or cancel as of the Effective Time the provisions in any other plan, program or arrangement providing for the issuance or grant of any other interest in respect of the capital stock of the Company or any Subsidiary thereof and (ii) take all action reasonably necessary to ensure that following the Effective Time no holder of any Equity Purchase Right or participant in any other plan, program or arrangement shall have any right thereunder to acquire equity securities of the Company, the Surviving Corporation or any Subsidiary thereof. The Company shall take such steps as are reasonably necessary to satisfy Parent that no holder of an Equity Purchase Right will have the right to acquire any stock or other interest in the Company, the Surviving Corporation or any Subsidiary thereof as a result of such Equity Purchase Right on or after the Effective Time.

                  3.6 Dissenting Shares. Notwithstanding any other provisions of this Agreement to the contrary, shares of Company Common Stock that are outstanding immediately prior to the Effective Time and which are held by stockholders who shall have not voted in favor of the Merger or consented thereto in writing and who shall have demanded properly in writing appraisal for such shares in accordance with Section 262 of the DGCL (collectively, the "Dissenting Shares") shall not be converted into or represent the right to receive the Merger Consideration. Such shares instead shall, from and after the Effective Time, represent only the right to receive payment of the appraised value of such shares of Company Common Stock held by them in accordance with the provisions of such Section

262, except that all Dissenting Shares held by stockholders who shall have failed to perfect or who effectively shall have withdrawn or lost their rights to appraisal of such shares of Company Common Stock under such Section 262 shall thereupon be deemed to have been converted into and to have become exchangeable, as of the Effective Time, for the right to receive, without any interest thereon, the Merger Consideration upon surrender, in the manner provided in
Section 3.3, of the Certificate or Certificates that, immediately prior to the Effective Time, evidenced such shares of Company Common Stock.


                                   ARTICLE IV
                         REPRESENTATIONS AND WARRANTIES

                  4.1 Representations and Warranties of the Company. The Company represents and warrants to Parent and Sub as follows:

                  (a) Organization, Standing and Power. Each of the Company and its Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of its respective jurisdiction of incorporation, has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and is duly qualified and in good standing to conduct business in each jurisdiction in which the business it is conducting, or the operation, ownership or leasing of its properties, makes such qualification necessary, other than in such jurisdictions where the failure so to qualify could not reasonably be expected to have a Material Adverse Effect (as defined below) with respect to the Company. The Company has heretofore made available to Parent complete and correct copies of its and its Subsidiaries' respective Certificates of Incorporation and Bylaws. All Subsidiaries of the Company (other than those that do not have, and have not since January 1, 1996, had, any business operations or any significant assets or liabilities, contingent or otherwise (each, a "Dormant Subsidiary")), and their respective jurisdictions of incorporation or organization are identified on Schedule 4.1(a). As used in this Agreement, a "Material Adverse Effect" shall mean, with respect to any party, the result of one or more events, changes or effects which, individually or in the aggregate, would have a material adverse effect on the business, operations, assets, condition (financial or otherwise) or prospects of such party and its Subsidiaries, taken as a whole.

                  (b) Capital Structure. (i) The authorized capital stock of the Company consists of 50,000,000 shares of Company Common Stock and 10,000,000 shares of preferred stock, $.01 par value ("Preferred Stock"). As of the date of this Agreement, (A) 22,281,302 shares of Company Common Stock (excluding (I) 64,550 shares of Company Common Stock to be issued pursuant to the Company's Restricted Stock Award Plan and held in custody by the Company for participants' accounts and (II) 113,732 shares of Company Common Stock to be issued pursuant to the Asset Purchase Agreement, dated April 3, 1995, among AmeriData of Texas, Inc., AmeriData Technologies, MicroComputer Power, Inc., MicroComputer Power of Virginia, Inc., MicroComputer Power of Texas, Inc., Debra Wexler and Victor Grinshtein (the "MCP Shares")) and no shares of Preferred Stock were issued and outstanding, (B) 2,310,512 shares of Company Common Stock were reserved for issuance pursuant to the Stock Option Plans, (C) 1,458,041 shares of Company Common Stock were reserved for issuance pursuant to the Stock Purchase Plan, (D) 3,521,576 shares were reserved for issuance upon conversion of the Subordinated Debentures, (E) 2,418,737 Shares were reserved for issuance pursuant to the warrants listed on Schedule 4.1(b)(ii)(A) hereto under the heading "Warrants" (the "Warrants"), and (F) 23,074 Shares were held by the Company. Except as set forth above, as of the date of this Agreement no shares of capital stock or other voting or equity securities of the Company were issued, reserved for issuance or outstanding. Other than as set forth on
Schedule 4.1(b)(i), there are no Shares granted, allocated or otherwise awarded under the Company's Restricted Stock Award Plan (whether subject to any contingencies or otherwise) that are not already issued by the Company and outstanding. The Subordinated Debenture is owned by AmeriData Delaware LLC.

                           (ii)  Schedule 4.1(b)(ii)(A) sets forth, as of the
date hereof, a list of (A) each outstanding Employee Option, Other Option and Warrant, the holder thereof, the date of grant, the number of such Options and Warrants that are exercisable, the dates upon which such Other Options and Warrants expire and the exercise prices applicable to such Options and Warrants,
(B) the aggregate number of Shares subject to Rights under the Stock Purchase Plan with respect to each offering (as such term is used in the Stock Purchase
Plan) under the Stock Purchase Plan, the aggregate amount of each participant's payroll deduction account with the Company with respect to each such offering, the amount that is 85% of the fair market value of the Company Common Stock on the effective date of each offering, and the date of the expiration of the payroll deduction period (as defined in the Stock Purchase Plan) with respect to each offering, and (C) each other right to acquire shares of Company Common Stock pursuant to any other agreement or instrument (other than Preferred Securities), describing such right and indicating the holder thereof. Schedule 4.1(b)(ii)(B) sets forth (x) the list provided by Continental Stock Transfer & Trust Company, the Company's transfer agent, of the record holders of the Preferred Securities, including the amount held by each such holder and (y) each beneficial holder of Preferred Securities of which the Company is aware. Except as set forth on Schedule 4.1(b)(ii)(E), the Company has provided to Parent true and complete copies of all agreements or instruments evidencing each Equity Purchase Right. Except as set forth on Schedule 4.1(b)(ii)(A) or Schedule 4.1(b)(ii)(C), there are (x) no employment, executive termination or other agreements providing or which may provide, upon the occurrence of any contingencies or otherwise, for the issuance of Shares at any time on or after the date hereof, and (y) no bonds, debentures, notes or other instruments or evidence of Indebtedness (as defined in Section 4.1(s)) having the right to vote (or, other than the Subordinated Debentures, convertible into, or exercisable or exchangeable for, securities having the right to vote) on any matters on which the Company stockholders may vote ("Company Voting Debt") issued or outstanding. There are no outstanding stock appreciation rights and, except as set forth on
Schedule 4.1(b)(ii)(D), there are no other outstanding contractual rights the value of which is derived from the financial performance of the Company or any of its Subsidiaries or the value of shares of Company Common Stock. All rights granted pursuant to Article III of that certain Asset Purchase Agreement, dated September 9, 1994, among the Company, Mobile Systems Integration, Inc., the MSI Group, Inc. and the shareholders named therein (the "MSI Shareholders") have been validly terminated in accordance with the terms of the MSI Agreement, and none of the MSI shareholders currently have or will hereafter have any right to any payment pursuant to Article III of the MSI Agreement.

                           (iii)  All outstanding Shares are validly issued,
fully paid and nonassessable and are not subject to preemptive or other similar rights. Except as set forth on Schedule 4.1(b)(iii)(A), all outstanding shares of capital stock of the Subsidiaries of the Company are owned by the Company or a direct or indirect Subsidiary of the Company, free and clear of all liens, charges, encumbrances, claims and options of any nature. Except for the Equity Purchase Rights set forth on Schedule 4.1(b)(ii)(A) and except for changes since the date hereof resulting from the exercise of Equity Purchase Rights set forth on Schedule 4.1(b)(ii)(A), there are outstanding: (A) no shares of capital stock, Company Voting Debt or other voting or equity securities of the Company, other than the outstanding Shares referred to in Section 4.1(b)(i); (B) no securities of the Company or any Subsidiary of the Company convertible into, or exchangeable or exercisable for (or which may in the future be convertible into or exchangeable or exercisable for), shares of capital stock, Company Voting Debt or other voting or equity securities of the Company or any Subsidiary of the Company; and (C) no options, warrants, calls, rights (including preemptive rights), commitments or agreements to which the Company or any Subsidiary of the Company is a party or by which it is bound, in any case obligating (or which may in the future obligate) the Company or any Subsidiary of the Company to issue, deliver, sell, purchase, redeem or acquire, or cause to be issued, delivered, sold, purchased, redeemed or acquired, additional shares of capital stock or any Company Voting Debt or other voting or equity securities of the Company or of any Subsidiary of the Company, or obligating the Company or any Subsidiary of the Company to grant, extend or enter into any such option, warrant, call, right, commitment or agreement. Except for the Stockholders Agreement, there are not as of the date hereof and there will not be at the Effective Time any stockholder agreements, voting trusts or other agreements or understandings to which the Company is a party or by which it is bound relating to the voting or disposition of any shares of the capital stock of the Company (including any such agreements or understandings that may limit in any way the solicitation of proxies by or on behalf of the Company from, or the casting of votes by, the stockholders of the Company with respect to the Merger) or, except as set forth on Schedule 4.1(b)(iii)(B), granting to any Person or group of Persons the right to elect, or to designate or nominate for election, a director to the Board of Directors of the Company. There are no restrictions on the Company's right or ability to vote the stock of any of its Subsidiaries.

                  (iv) Set forth on Schedule 4.1(b)(iv) is a true and complete list of all agreements or other obligations of the Company or any of its Subsidiaries requiring the Company or any Subsidiary to register, under the Securities Act of 1933, as amended (the "Securities Act"), any capital stock, warrants, options, or other debt or equity securities of the

Company or any of its Subsidiaries, including incidental registration rights exercisable by any Person only upon the filing by the Company of a registration statement (whether on its behalf or on behalf of any other security holder), in each case indicating the securities so required to be registered, the Persons to whom such registration rights were granted, the duration of the obligation to register and maintain effective registration of such securities, and whether such registration rights, by their terms, continue after the consummation of the Merger. Except as set forth on Schedule 4.1(b)(iv), neither the Company nor any of its Subsidiaries has any agreement or other obligation requiring the Company or any Subsidiary to so register any such securities.

                  (v) Immediately following the Effective Time no holder of an Equity Purchase Right or other Person (other than Parent or Sub) shall have any right, contingent or otherwise, to acquire any capital stock of the Company or any of its Subsidiaries.

                  (c) Authority; No Violations; Consents and Approvals.

                  (i) The Company has all requisite corporate power and authority to enter into this Agreement and the Stockholders Agreement and, subject, if required with respect to consummation of the Merger, to the Company Stockholder Approval (as defined in Section 4.1(c)(iii)), to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Stockholders Agreement and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of the Company, subject, if required with respect to consummation of the Merger, to the Company Stockholder Approval. Each of this Agreement and the Stockholders Agreement has been duly executed and delivered by the Company and, assuming that such agreement constitutes the valid and binding agreement of Parent and Sub, constitutes a valid and binding obligation of the Company enforceable against the Company in accordance with its terms except that the enforcement hereof may be limited by (A) bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally and (B) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

                  (ii) The execution and delivery of this Agreement and the Stockholders Agreement and the consummation of the transactions contemplated hereby (including, without limitation, the Second-Step Merger) and thereby will not conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation, enhancement or acceleration of any obligation or the loss of a material benefit under, or give rise to the creation of a lien, pledge, security interest or other encumbrance on assets or property, or any right of first refusal with respect to any asset or property (any such conflict, violation, default, right of termination, cancellation, enhancement or acceleration, loss, creation or right of first refusal, a "Violation"), pursuant to (A) any provision of the Certificate of Incorporation or Bylaws of the Company or any of its

Subsidiaries, (B) except as set forth on Schedule 4.1(c)(ii) hereto, any loan or credit agreement, note, mortgage, indenture, lease, Company Employee Benefit Plan (as defined in Section 4.1(i)) or other agreement, obligation, instrument,

Company Permit (as defined in Section 4.1(f)), concession, franchise or license to which the Company or any of its Subsidiaries is a party or by which it or any of its properties or assets are bound, or (C) assuming the consents, approvals, authorizations or permits and filings or notifications referred to in paragraph
(iii) of this Section 4.1(c) are duly and timely obtained or made and, if required, the Company Stockholder Approval is obtained, any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or any of its Subsidiaries or their respective properties or assets (collectively, "Laws"), other than, in the case of clauses (B) and (C) of this Section 4.1(c)(ii), any such conflicts, violations, defaults, rights or liens that individually or in the aggregate could not reasonably be expected to (W) have a Material Adverse Effect with respect to the Company, (X) impair in any material respect the ability of the Company to perform its obligations under this Agreement, (Y) prevent or impede the consummation of any of the transactions contemplated by this Agreement or (Z) result in any payment or repurchase obligation (or the loss of any benefit or right having a value) exceeding, individually or in the aggregate, $10,000,000.

                  (iii) No consent, approval, order or authorization of, or registration, declaration or filing with, notice to, or permit from any court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign (a "Governmental Entity"), is required by or with respect to the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated hereby (including, without limitation, the Second-Step Merger), except for: (A) the filing of a premerger notification and report form by the Company under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act") and the expiration or termination of the applicable waiting period thereunder; (B) the filing with the SEC of (1), if required by applicable law, a proxy or information statement in definitive form relating to a meeting of the holders of Company Common Stock to approve the Merger ("Company Stockholder Approval") (such proxy or information statement as amended or supplemented from time to time, together with the letter to stockholders, notice of meeting, and form of proxy, being hereinafter collectively referred to as the "Proxy Statement"), (2) the Schedule 14D-9 in connection with the Offer, and (3) such reports under and such other compliance with the Exchange Act and the rules and regulations thereunder, as may be required in connection with this Agreement and the transactions contemplated hereby; (C) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware; (D) such filings, consents and approvals as may be required pursuant to (i) the Competition Act (Canada),
(ii) the Federal Law on Economic Competition of Mexico and (iii) the Austrian Cartel Act of 1988, as amended; and (E) the Pro Forma Application (as defined below) shall have been filed with and granted by the Federal Communications Commission.

                  (d) SEC Documents; Financial Statements. The Company has made available to Parent a true and complete copy of each report, schedule, registration statement and definitive proxy statement filed by the Company with the SEC (the "Company SEC Documents") which are all the documents (other than preliminary material) that the Company was required to file with the SEC. As of their respective filing dates (or, in the case of registration statements, their respective effective dates), the Company SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations thereunder. None of the Company SEC Documents at the time filed (or in the case of registration statements, their respective effective dates) contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The Company has heretofore delivered to Parent (i) the unaudited consolidated balance sheet of the Company and its Subsidiaries as of March 31, 1996, and (ii) the unaudited statements of consolidated liabilities and stockholder's equity, consolidated operations and consolidated cash flows of the Company and its Subsidiaries for the three months ended March 31, 1996 ((i) and (ii) collectively, the "Interim Financial Statements"). The financial statements of the Company included in the Company SEC Documents and the Interim Financial Statements complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved ("GAAP") (except, in the case of unaudited financial statements, as permitted by Rule 10-01 of Regulation S-X of the SEC) and fairly present in all material respects in accordance with applicable requirements of GAAP (subject, in the case of unaudited statements, to normal, recurring adjustments, none of which will be material) the consolidated financial position of the Company and its Subsidiaries as of their respective dates and the consolidated results of operations and the consolidated cash flows of the Company and its Subsidiaries for the periods presented therein.

                  (e) Information Supplied. None of the information relating to the Company and its Subsidiaries included in the Proxy Statement will, at the time of (i) the mailing of the Proxy Statement or (ii) the meeting of the stockholders to which the Proxy Statement relates or at the Effective Time, be false or misleading with respect to any material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder. None of the information relating to the Company and its affiliates supplied in writing by the Company specifically for inclusion in the Offer Documents will, at the respective times the Offer Documents are filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If at any time prior to the Effective Time the Company should become aware of any event relating to the Company or any of its Subsidiaries that is required by applicable law to be set forth in an amendment of, or supplement to, the Offer Documents, the Company shall promptly so inform the Sub or the Parent and will furnish to the Sub or the Parent all information relating to such event that is required under applicable law to be disclosed in an amendment or supplement to the Offer Documents. The Schedule 14D-9 will comply as to form in all material respects with the Exchange Act, and shall not, when filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that no agreement or representation hereby is made or shall be made by the Company with respect to information supplied by Parent or Sub in writing expressly for inclusion in the
Schedule 14D-9.

                  (f) Compliance with Applicable Laws. The Company and its Subsidiaries hold all permits, licenses, variances, exemptions, orders, franchises and approvals of all Governmental Entities necessary for the lawful conduct of their respective businesses (the "Company Permits"), except where the failure to possess the same could not reasonably be expected to have a Material Adverse Effect with respect to the Company. The Company and its Subsidiaries are in all material respects in compliance with the terms of the Company Permits. Except as disclosed on Schedule 4.1(f), the businesses of the Company and its Subsidiaries are not being conducted (i) in violation of (A) any federal, state or foreign anti-trust or competition Laws, (B) any federal, state or foreign Laws regarding government procurement, or (C) the Foreign Corrupt Practices Act of 1977, as amended (and the Company and its Subsidiaries are in compliance with all such Laws), and (ii) in material violation of any other Laws (and the Company and its Subsidiaries are in compliance in all material respects with all such other Laws). To the knowledge of the Company, no investigation or review by any Governmental Entity with respect to the Company or any of its Subsidiaries is pending or threatened.

                  (g) Litigation. Except as disclosed in Schedule 4.1(g), (i) there is no suit, action or proceeding pending or, to the knowledge of the Company, threatened against or affecting the Company or any Subsidiary of the Company ("Company Litigation"), (ii) the Company and its Subsidiaries have no knowledge (after due inquiry) of any facts which are reasonably likely to give rise to any Company Litigation, and (iii) there is no judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against the Company or any Subsidiary of the Company ("Company Order"), in each case which, (A) involves a claim, or related claims arising out of the same facts or circumstances, for amounts in excess of $1,000,000, (B) involves an allegation of criminal misconduct or a violation of the Racketeer and Influenced Corrupt Practices Act, as amended, (C) involves claims for equitable relief, (D) involves claims made by the Company's ten largest customers and suppliers (based upon the aggregate dollar amount of purchases made by such customer or from such supplier during fiscal 1995), or (E) individually or in the aggregate, is reasonably likely to (I) if adversely determined, result in a Material Adverse Effect on the Company, (II) prevent, hinder or materially delay its ability to consummate the transactions contemplated by or perform its obligations under this Agreement (including the Acquisition Mergers) or (III) prevent the consummation of the transactions contemplated by this Agreement

(including the Acquisition Mergers).

                  (h) Taxes. The Company and each of its Subsidiaries have timely filed all material tax returns required to be filed by such party (giving effect to any valid extensions of time), have paid (or the Company has paid on behalf of any such Subsidiary), or the Company has established an adequate reserve for the payment of, all taxes required to be paid in respect of all taxable periods of the Company and its Subsidiaries as to which the applicable statute of limitations for assessment has not expired, and have properly withheld and paid over to the appropriate taxing authorities all taxes required to be so withheld and paid over. The most recent financial statements contained in the Company SEC Documents filed prior to the date of this Agreement reflect an adequate reserve for all taxes payable by the Company and its Subsidiaries accrued through the date of such financial statements. All material deficiencies for taxes which have been proposed, asserted or assessed against the Company or any of its Subsidiaries have been fully paid, are reflected as a liability in such financial statements in accordance with Statement of Financial Accounting Standards No. 5, are being contested and an adequate reserve therefor has been established and is reflected in such financial statements in accordance with Statement of Financial Accounting Standards No. 5 or, to the extent set forth on
Schedule 4.1(h), the Company or such Subsidiary is entitled to indemnification therefor. There are no liens for taxes (other than for current taxes not yet due and payable) on the assets of the Company or its Subsidiaries. Except as set forth on Schedule 4.1(h), no federal or state income tax returns of, or that include, the Company or any of its Subsidiaries are under examination currently by the United States Internal Revenue Service (the "IRS") or any state taxing authority. Except as set forth on Schedule 4.1(h), no waiver of the statute of limitations for the assessment of any tax against the Company or any of its Subsidiaries has been granted and remains in effect. The Company has previously delivered or made available to Parent true and complete copies of its federal and state income tax returns for each of the taxable years ended December 31, 1993 through December 31, 1994. Except as set forth on Schedule 4.1(h), neither the Company nor any of its Subsidiaries is a party to or bound by any agreement providing for the allocation or sharing of taxes with any entity which is not, either directly or indirectly, a Subsidiary of the Company. Except as set forth on Schedule 4.1(h), neither the Company nor any of its Subsidiaries has (i) filed a consent pursuant to or agreed to the application of Section 341(f) of the Code, (ii) entered into a closing agreement pursuant to Section 7121 of the Code or (iii) agreed to, or is required to make, any adjustments pursuant to
Section 481(a) of the Code which, in the case of items (ii) and (iii), has continuing effect. The Company is not a "United States real property holding corporation" as defined in Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code. For the purpose of this Agreement, the term "tax" (and, with correlative meaning, the terms "taxes" and "taxable") shall include all federal, state, local and foreign income, profits, franchise, gross receipts, payroll, sales, employment, use, property, capital, transactions, value-added, stamp, customs, withholding, excise and other taxes, duties or assessments of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts.

                  (i)      Pension And Benefit Plans; ERISA.

                  (i) Schedule 4.1(i)(i) hereto contains a true and complete list of (A) all "employee benefit plans", as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and all other employee benefit arrangements or payroll practices, including, without limitation, severance pay, sick leave or other leave of absence, vacation or holiday pay, salary continuation for disability, consulting, retirement, deferred compensation, bonus or other incentive compensation, stock option, award or purchase, hospitalization, medical insurance, life insurance and scholarship or other educational assistance programs or agreements maintained by the Company or any of its Subsidiaries or to which the Company or any of its Subsidiaries contributed or is obligated to contribute thereunder other than Foreign Plans (as defined below), "Multiemployer Plans" as defined in Section 4001(a)(3) of ERISA ("Multiemployer Plans") and terminated "Employee Benefit Plans," as defined in Section 3(2) of ERISA, for which the Company or any of its Subsidiaries or ERISA Affiliates (as defined below) have no further liability, whether direct, contingent or otherwise ("Terminated Pension Plans") (collectively, "Company Employee Benefit Plans"), and (B) all "employee pension plans", as defined in Section 3(2) of ERISA maintained by the Company or any of its Subsidiaries or any corporation, trade or business which is under common control, or which is treated as a single employer with the Company under Section 414(b), (c), (m) or (o) of the Code ("ERISA Affiliate") or to which the Company or any of its Subsidiaries or any ERISA Affiliate contributed or is obligated to contribute thereunder other than Multiemployer Plans, Foreign Plans or Terminated Pension Plans ("Company Pension Plans"). Except as disclosed on
Schedule 4.1(i)(i), none of the Company Employee Benefit Plans or the Company Pension Plans is or has been subject to Sections 4063 or 4064 of ERISA ("Multiple Employer Plans"). Except as disclosed in Schedule 4.1(i)(i), neither the Company nor any of its Subsidiaries nor any ERISA Affiliate contributed to or is obligated to contribute to any Multiemployer Plan. Except as disclosed in
Schedule 4.1(i)(i) or as required by Section 3.5 hereof, there has not been any amendment in any material respect by the Company or any of its Subsidiaries of any Company Employee Benefit Plan or Company Pension Plan since December 31, 1995. Except as disclosed on Schedule 4.1(i)(i), there are no Terminated Pension Plans. For purposes of this Agreement, "Foreign Plan" means each employee benefit plan, including any statutory benefit, maintained outside of the United States primarily for the benefit of persons substantially all of whom are nonresident aliens.

                  (ii) Except as disclosed on Schedule 4.1(i)(ii), the Company Pension Plans intended to qualify under Section 401 of the Code so qualify and the trusts maintained pursuant thereto are exempt from federal income taxation under Section 501 of the Code, and nothing has occurred with respect to the operation of the Company Pension Plans which could cause the loss of such qualification or exemption or the imposition of any material liability (except for benefits, insurance premiums or administrative expenses), penalty, or tax under ERISA or the Code.

                  (iii) All contributions required by law to have been made

under any of the Company Employee Benefit Plans or the Company Pension Plans to any funds or trusts established thereunder or in connection therewith have been made by the due date thereof (including any valid extension) and no accumulated funding deficiencies (without regard to any waivers granted under Section 412 of the Code) exist in any of the Company Employee Benefit Plans or the Company Pension Plans subject to Section 412 of the Code.

                  (iv) Except as disclosed on Schedule 4.1(i)(iv), there is no "amount of unfunded benefit liabilities" (as defined in Section 4001(a)(18) of ERISA) in any of the Company Pension Plans which are subject to Title IV of ERISA, as calculated in accordance with the actuarial assumptions used by the Pension Benefit Guaranty Corporation (the "PBGC") to determine the level of funding required in the event of the termination of such Company Pension Plan.

                  (v) Except as disclosed in Schedule 4.1(i)(v), there has been no "reportable event" as that term is defined in Section 4043 of ERISA and the regulations thereunder with respect to the Company Pension Plans subject to Title IV of ERISA which would require the giving of notice or any event requiring disclosure under Section 4041(c)(3)(C) or 4063(a) of ERISA.

                  (vi) True, correct and complete copies of the following documents, with respect to each of the Company Employee Benefit Plans and the Company Pension Plans, have been made available or delivered by the Company to
Parent: (A) any plans and related trust documents, and amendments thereto, (B) the most recent Form 5500 (with Schedules), (C) the most recent actuarial report and valuation, (D) the most recent Internal Revenue Service determination letter, (E) summary plan descriptions, (F) written descriptions of all material non-written agreements relating to the Company Employee Benefit Plans and the Company Pension Plans and (G) employment, consulting or individual compensation, severance, deferred compensation or any similar agreement (and any amendments to such agreements).

                  (vii) There are no pending actions, claims or lawsuits which have been instituted or, to the knowledge of the Company or any of its Subsidiaries, threatened against Company Employee Benefit Plans or the Company Pension Plans, the assets of any of the trusts under such plans, the plan sponsor, the plan administrator or any fiduciary of the Company Employee Benefit Plans or the Company Pension Plans with respect to the operation of such plans (other than routine benefit claims).

                  (viii) The Company Employee Benefit Plans and the Company Pension Plans have been maintained and administered, in all material respects, in accordance with their terms and with all provisions of ERISA (including applicable regulations thereunder) and other applicable Federal and state law, and neither the Company nor any of its Subsidiaries nor, to the Company's best knowledge, any "party in interest" or "disqualified person" with respect to the Company Employee Benefit Plans and the Company Pension Plans has engaged in a non-exempt "prohibited transaction" within the meaning of Section 4975 of the Code or Section 406 of ERISA.


                  (ix) None of the Company, any of its Subsidiaries or any Company ERISA Affiliate has terminated any Company Pension Plan subject to Title IV as to which there is any remaining liability, or incurred any outstanding liability under Section 4062 of ERISA to the PBGC or to a trustee appointed under Section 4042 of ERISA.

                  (x) Except as disclosed on Schedule 4.1(i)(x), none of the Company Employee Benefit Plans provide for post-employment continuing health or medical benefits or coverage for any participant or any beneficiary of a participant except as may be required under Section 4980B of the Code, and at the sole expense of the participant or the participant's beneficiary.

                  (xi) Except as disclosed on Schedule 4.1(i)(xi), none of the Company, any of its Subsidiaries or any ERISA Affiliate has withdrawn in a complete or partial withdrawal from any Multiemployer Plan prior to the Effective Date, nor has any of them incurred any liability due to the termination or reorganization of a Multiemployer Plan other than any such withdrawal or liability as to which all liability has been fully satisfied.

                  (xii) None of the Company, any of its Subsidiaries, any ERISA Affiliate or any organization to which the Company is a successor or parent corporation within the meaning of Section 4069(b) of ERISA, has engaged in any transaction within the meaning of Section 4069 of ERISA.

                  (xiii) Except as disclosed on Schedule 4.1(i)(xiii) or as provided in Section 3.5 hereof, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (A) result in any payment becoming due to any employee or group of employees of the Company or any of its Subsidiaries, (B) increase any benefits otherwise payable under any Company Employee Benefit Plan or Company Pension Plan or (C) result in the acceleration of the time of payment or vesting of any such benefits.

                  (xiv) None of the Company or any of its Subsidiaries has any contract, plan, or commitment, to create any additional Company Employee Benefit Plan or Company Pension Plan or to modify any existing Company Employee Benefit Plan or Company Pension Plan.

                  (xv) With respect to any period for which any contribution to or in respect of any Company Employee Benefit Plan or Company Pension Plan is not yet due or owing, the Company and each of its Subsidiaries has made due and sufficient current accruals for such contributions and other payments in accordance with GAAP and such current accruals through March 31, 1996 are duly and fully provided for in the Interim Financial Statements of such entity for the period then ended.

                  (xvi) All Foreign Plans are duly registered where required by all applicable laws, and any regulations thereunder, and no events have occurred or conditions exist that could materially jeopardize such status. All Foreign

Plans are in material compliance and have been maintained and are properly funded in accordance with their terms and applicable law in all material respects. In the aggregate, there exists no unfunded actuarial liabilities or solvency deficiencies with respect to Foreign Plans. Neither the Company nor any of its Subsidiaries have removed any actuarial surplus nor has any surplus ever been used to offset any contributions obligations of the Company or any of its Subsidiaries under any Foreign Plan.

                  (j) Absence of Certain Changes or Events. Except as disclosed in the Company SEC Documents filed prior to the date of this Agreement or as set forth on Schedule 4.1(j), since December 31, 1995, the business of the Company has been carried on only in the ordinary and usual course and there has not been
(i) any change in its business, operations or financial condition which has resulted in or reasonably could be expected to result in a Material Adverse Effect with respect to the Company, (ii) any declaration, setting aside or payment of any dividend or other distribution with respect to any capital stock of the Company (except for cash distributions payable with respect to the Preferred Securities in accordance with their present terms), (iii) any split, combination or reclassification of any of the Company's capital stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, (iv) any redemption, repurchase or other acquisition by the Company or any of its Subsidiaries of any equity security of the Company, (v) other than with respect to directors, officers and executive employees employed outside of the United States, (A) any granting by the Company or any of its Subsidiaries to any director, officer or executive employee of the Company or any of its Subsidiaries of any increase in compensation, except in the ordinary course of business consistent with prior practice, as disclosed in Schedule 4.1(j), or as was required under employment agreements listed on Schedule 4.1(n)(i) hereto as in effect as of December 31, 1995, (B) any granting by the Company or any of its Subsidiaries to any such Person of any increase in severance or termination pay or any agreement or commitment to increase severance or termination pay, except
(x) in the ordinary course of business consistent with past practice, (y) as was required under employment, severance or termination agreements listed on
Schedule 4.1(n)(i) hereto as in effect as of December 31, 1995 or (z) as disclosed in Schedule 4.1(j) or (C) any entry by the Company or any of its Subsidiaries into any employment, severance or termination agreement with any such Person, other than "at-will" employment agreements terminable by the Company without penalty or cost at any time, with or without cause, on not more than 30 days prior notice ("At-Will Employment Agreements") and providing for total annual compensation (including salary and bonus) of less than $100,000,
(vi) any damage, destruction or loss, whether or not covered by insurance, that has or reasonably could be expected to have a Material Adverse Effect with respect to the Company, (vii) any change in accounting methods, principles or practices by the Company, except insofar as may have been required by a change in GAAP or
(viii) any other event that would have required Parent's consent under Section
5.1 had this Agreement been in effect on and after December 31, 1995.


                  (k) No Undisclosed Material Liabilities. Except as set forth in the Company SEC Documents filed prior to the date of this Agreement or in the Interim Financial Statements, and except for liabilities and obligations incurred in the ordinary course of business consistent with past practice since March 31, 1996 that are not in the aggregate material, neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by GAAP to be set forth on a consolidated balance sheet of the Company and its Subsidiaries or in the notes thereto. Except as specifically and individually set forth on Schedule 4.1(k) or the other schedules hereto (specific reference to which shall be made on Schedule 4.1(k)), as of the date hereof, there are no liabilities of the Company or any Subsidiary of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, that are reasonably likely to have a Material Adverse Effect with respect to the Company, other than (i) liabilities reflected on the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1996 and the Company's Annual Report on Form 10-K for the year ended December 31, 1995 and (ii) liabilities under this Agreement. As of the date hereof, there is no pending claim by any director or officer of the Company or any of its Subsidiaries for indemnification by the Company or any of its Subsidiaries, and no director or officer has indicated to the Company or any of its Subsidiaries his or her intention to assert any such claim.

                  (l) Opinion of Financial Advisor. The Company has received the opinion of Alex Brown dated May 20, 1996, to the effect that, as of the date hereof, the Offer Consideration to be received by the holders of Company Common Stock in the Offer and the Merger as contemplated in this Agreement is fair from a financial point of view to such holders, a signed, true and complete copy of which opinion has been delivered to Parent, and such opinion has not been withdrawn or modified.

                  (m) Vote Required. In the event that Section 253 of the DGCL is inapplicable and unavailable to effectuate the Merger, the affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock is the only vote of the holders of any class or series of the Company's capital stock or other securities necessary (under applicable law or otherwise) to approve the Merger and this Agreement and the transactions contemplated hereby.

                  (n) Labor Matters.

                  (i) Except as set forth on Schedule 4.1(n)(i) hereto and other than At-Will Employment Agreements, neither the Company nor any of its Subsidiaries is a party to any employment, severance, consulting, change of control or other compensation contracts or any indemnification agreements entered into in connection with any employment or consulting arrangements (collectively, "Employment Agreements"), or any labor or collective bargaining agreement, in each case involving expenditures in excess of $100,000 annually. The Company has heretofore made available to Parent true and complete copies of (A) the Employment Agreements listed on Schedule 4.1(n)(i) and (B) the labor or collective bargaining agreements listed on Schedule 4.1(n)(i), together with all amendments, modifications, supplements and side letters affecting the duties, rights and obligations of any party thereunder.

                  (ii) Except as set forth in Schedule 4.1(n)(ii), no employees of the Company or any of its Subsidiaries are represented by any labor organization; no labor organization or group of employees of the Company or any of its Subsidiaries has made a pending demand for recognition or certification, and, to the Company's knowledge, there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or threatened in writing to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority. To the knowledge of the Company, there are no organizing activities involving the Company or any of its Subsidiaries pending with any labor organization or group of employees of the Company or any of its Subsidiaries.

                  (iii) Except as set forth on Schedule 4.1(n)(iii), there are no unfair labor practice charges, grievances or complaints pending or, to the Company's knowledge, threatened in writing by or on behalf of any employee or group of employees of the Company or any of its Subsidiaries.

                  (iv) Except as set forth on Schedules 4.1(n)(iii) and 4.1(n)(iv) hereto, there are no complaints, charges or claims against the Company or any of its Subsidiaries pending, or, to the Company's knowledge, threatened in writing to be brought or filed, with any Governmental Entity or arbitrator based on, arising out of, in connection with, or otherwise relating to the employment or termination of employment of any individual by the Company or any of its Subsidiaries.

                  (v) Except as set forth on Schedule 4.1(n)(v) hereto, the Company and each of its Subsidiaries is in compliance with all laws and orders relating to the employment of labor, including all such laws and orders relating to wages, hours, collective bargaining, discrimination, civil rights, safety and health workers' compensation and the collection and payment of withholding and/or Social Security taxes and similar taxes except where the failure to so comply, individually or in the aggregate, is not reasonably likely to have a Material Adverse Effect with respect to the Company.

                  (vi) Notwithstanding the foregoing, the representations set forth in clauses (i), (ii), (iii) and (iv) of this Section 4.1(n) shall not apply to employees of the Company employed outside of the United States or any agreements or labor matters with respect to such non-U.S. Persons.

                  (o) Intangible Property.

                  (i) Schedule 4.1(o) sets forth a list of all software utilized by the Company or any of its Subsidiaries that is not owned by the Company or any of its Subsidiaries (the "Third Party Software"), other than (A)

commercially available software and (B) software that has been developed by the Company or such Subsidiaries for use by a customer of such company and that is not otherwise utilized by the Company or any of its Subsidiaries in its business. Each material trademark, trade name, patent, service mark, brand mark, brand name, computer program, database, industrial design and copyright owned, used or useful in connection with the operation of the businesses of each of the Company and its Subsidiaries (collectively, the "Company Intangible Property") is owned by the Company or its Subsidiaries free and clear of any and all liens, claims or encumbrances. The use of the Company Intangible Property and the Third Party Software by the Company or its Subsidiaries does not conflict with, infringe upon, violate or interfere with or constitute an appropriation of any right, title, interest or goodwill, including, without limitation, any intellectual property right, trademark, trade name, patent, service mark, brand mark, brand name, computer program, database, industrial design, copyright or any pending application therefor of any other Person and there have been no claims made and neither the Company nor any of its Subsidiaries has received any notice of any claim or otherwise knows that any of the Company Intangible Property is invalid or conflicts with the asserted rights of any other Person or has not been used or enforced or has failed to be used or enforced in a manner that would result in the abandonment, cancellation or unenforceability of any of the Company Intangible Property.

                  (ii) Each of the Company and its Subsidiaries own or have a right to use all Company Intangible Property and Third Party Software necessary for the operation of its respective business and has not forfeited or otherwise relinquished any Company Intangible Property or right to use Third Party Software.

                  (iii) Each of the material licenses or other contracts relating to the Company Intangible Property and Third Party Software (collectively, the "Company Intangible Property Licenses") is in full force and effect and is valid and enforceable in accordance with its terms, and there is no default under any Company Intangible Property License either by the Company or any of its Subsidiaries or, to the knowledge of the Company, by any other party thereto.

                  (p)      Environmental Matters.

                  (i)      For purposes of this Agreement:

                           (A) "Environmental Costs and Liabilities" means any
                  and all losses, liabilities, obligations, damages, fines, penalties, judgments, actions, claims, costs and expenses (including, without limitation, the reasonable fees, disbursements and expenses of legal counsel, experts, engineers and consultants and the costs of investigation and feasibility studies and Remedial Action (as defined below)) arising from or under any Environmental Law (as defined below) or any order, agreement or contract with any governmental authority or other person;


                           (B) "Environmental Law" means any applicable federal, state, local or foreign law (including common law), statute, regulation, code, ordinance, rule, regulation, governmental order or other legal requirement, and any administrative interpretation thereof, regulating or prohibiting Releases (as defined below) or threatened Releases or pertaining to pollution or the protection of natural resources, the environment and public and employee health and safety including, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. ss. 9601 et seq.) ("CERCLA"), the Hazardous Materials Transportation Act (49 U.S.C. ss. 1801 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. ss. 6901 et seq.), the Clean Water Act (33 U.S.C. ss. 1251 et seq.), the Clean Air Act (33 U.S.C. ss. 7401 et seq.), the Toxic Substances Control Act (15 U.S.C. ss. 7401 et seq.), the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. ss. 136 et seq.), and the Occupational Safety and Health Act (29 U.S.C. ss. 651 et seq.) ("OSHA") and the regulations promulgated pursuant thereto, as such laws have been and may be amended or supplemented through the Closing Date;

                           (C) "Hazardous Material" means any substance,
                  material or waste which is regulated by any public or governmental authority in the jurisdictions in which the applicable party or its Subsidiaries conducts business, or the United States, including, without limitation, any material or substance or waste which is defined as a "hazardous waste," "hazardous material," "hazardous substance," "extremely hazardous waste" or "restricted hazardous waste," "solid waste," "contaminant," "toxic waste" or "toxic substance" under any provision of any Environmental Law and shall also include petroleum or any petroleum product;

                           (D) "Release" means any release, spill, effluent,
                  emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching, or migration of Hazardous Materials into any part of the indoor or outdoor environment, including, but not limited to, any property owned, operated or leased by the Company or any of its Subsidiaries; and

                           (E) "Remedial Action" means all actions, including,
                  without limitation, any capital expenditures, required by a governmental entity or required under any Environmental Law, or voluntarily undertaken to (I) clean up, remove, remediate, treat, or in any other way ameliorate or address any Hazardous Materials in the indoor or outdoor environment, (II) prevent the Release or threat of Release, or minimize the further Release of any Hazardous Material so it does not endanger or threaten to endanger natural resources, or the public health or welfare of the indoor or outdoor environment, (III) perform pre-remedial studies and investigations or post-remedial monitoring and care pertaining or relating to a Release or threat of Release, or (IV) bring the applicable party into compliance with any Environmental Law.

                  (ii) The operations of the Company and its Subsidiaries have been and, as of the Closing Date, will be, in compliance with all Environmental Laws, except where the failure to so comply could not reasonably be expected to result in the Company and its Subsidiaries incurring Environmental Costs and Liabilities in excess of $250,000 individually or $750,000 in the aggregate with respect to any of the operations of the Company or its Subsidiaries.

                  (iii) The Company and its Subsidiaries have obtained and will, as of the Closing Date, maintain in full force and effect, and be in material compliance with all material permits, licenses, authorizations or other approvals required under applicable Environmental Laws for the continued operations of their respective businesses, except where failure to possess or comply could not reasonably be expected to result in the Company and its Subsidiaries incurring Environmental Costs and Liabilities in excess of $250,000 individually or $750,000 in the aggregate or materially interfere with the anticipated operations of the Company and its Subsidiaries.

                  (iv) The Company and its Subsidiaries are not subject to any outstanding orders, agreements or contracts with any Governmental Entity or other Person respecting (A) Environmental Laws, (B) Remedial Action or (C) any Release or threatened Release and to the knowledge of the Company none are threatened.

                  (v) The Company and its Subsidiaries have not received any written communication alleging, with respect to any such party, the violation of or liability under any Environmental Law, which could reasonably be expected to result in material Environmental Costs and Liabilities.

                  (vi) Neither the Company nor any of its Subsidiaries has any contingent liability in connection with the Release of any Hazardous Material (whether on-site or off-site) which would reasonably be likely to result in the Company and its Subsidiaries incurring Environmental Costs and Liabilities in excess of $250,000 individually or $750,000 in the aggregate.

                  (vii) There is not now, nor to the knowledge of the Company, has there been on or in any property owned, operated or leased by the Company or its Subsidiaries any of the following, the presence of which could reasonably be expected to result, either individually or in the aggregate, in material Environmental Costs and Liabilities: (A) any underground storage tanks or surface impoundments, containing Hazardous Materials; (B) any asbestos-containing materials; or (C) any polychlorinated biphenyls.


                  (viii) The Company has delivered to Parent copies of all environmental investigations, studies, audits, tests, reviews and other analyses, including soil and groundwater analysis, conducted by or on behalf of, or that are in the possession custody or control of the Company or any of its Subsidiaries, in relation to any site or facility owned or leased, at any time, by the Company or any of its Subsidiaries (collectively the "Sites") or any of their respective predecessors.

                  (ix) None of the Sites are subject to any statutory land use regulation or prohibition under any Environmental Law or any law of any Governmental Authority relating to the protection of wetlands, woodlands and the like, which would prevent or significantly impair current or reasonably anticipated use and development of the Site.

                  (x) Except as set forth on Schedule 4.1(p) hereto, there have been no citations, notices or complaints issued to any of the Company or any Subsidiary by the Occupational Safety and Health Administration or any state occupational safety and health administration since January 1, 1992.

                  (xi) None of the operations of the Company or its Subsidiaries or of any of their predecessors, or, to the knowledge of the Company, of any owner of premises leased or operated by Company or any Subsidiary involves or previously involved the generation, transportation, treatment, storage or disposal of hazardous waste, as defined under 40 C.F.R. parts 260-270 or any state, local or foreign equivalent and neither the Company nor any of its Subsidiaries or any of their predecessors, nor any owner of premises leased or operated by the Company or its Subsidiaries has filed any notice under federal, state, local or foreign law indicating past or present treatment, storage, or disposal of, or reporting a Release of, Hazardous Materials.

                  (xii) There are no judicial, administrative or arbitral actions, suits, proceedings (public or private) or governmental proceedings (collectively "Legal Proceedings") pending or, to the knowledge of the Company, threatened against the Company or its Subsidiaries and, to the knowledge of the Company, there is no investigation pending or threatened, against the Company or its Subsidiaries alleging the violation of or seeking to impose liabilities pursuant to any Environmental Law, except for Legal Proceedings that do not or would not require disclosure under rules and regulations of the Securities and Exchange Commission and could not reasonably be expected to result in the Company and its Subsidiaries incurring Environmental Costs and Liabilities in excess of $250,000 individually or $750,000 in the aggregate.

                  (xiii) The Company and its Subsidiaries have not caused or suffered to occur any Release at, under, above, or within any real property owned or leased by the Company or any Subsidiary.

                  (q)      Real Property; Other Assets.


                  (i) Schedule 4.1(q)(i) sets forth all of the real property owned in fee by the Company and its Subsidiaries (the "Owned Real Property"). Each of the Company and its Subsidiaries has good and marketable title to each parcel of Owned Real Property free and clear of all mortgages, pledges, liens, encumbrances and security interests, except (A) those reflected or reserved against in the balance sheet of the Company dated as of December 31, 1995 (the "Balance Sheet"), (B) taxes and general and special assessments not in default and payable without penalty and interest, and (C) other liens, mortgages, pledges, encumbrances and security interests which do not materially interfere with the Company's use and enjoyment of the Owned Real Property or Leased Real Property (as defined below), as applicable, or materially detract from or diminish the value thereof and, if related to a dollar amount, are reflected on the Balance Sheet (collectively "Permitted Liens").

                  (ii) Schedule 4.1(q)(ii) sets forth all leases, subleases and other agreements (the "Real Property Leases") under which the Company or any of its Subsidiaries uses or occupies or has the right to use or occupy, now or in the future, any real property (the "Leased Real Property"). The Company has heretofore delivered to Parent true, correct and complete copies of all Real Property Leases (including all modifications, amendments and supplements hereto). Each Real Property Lease is valid, binding and in full force and effect, all rent and other sums and charges payable by the Company and its Subsidiaries as tenants thereunder are current in all material respects, and no termination event or condition or uncured default of a material nature on the part of the Company or any such Subsidiary or, to the Company's knowledge, the landlord, exists under any Real Property Lease. Each of the Company and its Subsidiaries has a good and valid leasehold interest in each parcel of Leased Real Property free and clear of all mortgages, pledges, liens, encumbrances and security interests, except for Permitted Liens.

                  (iii) The Company or one of its Subsidiaries has good and valid title to all its properties and assets, in each case free and clear of all liens, except (A) such as are set forth in Schedule 4.1(q)(iii), (B) mechanics', carriers', workmen's, repairmen's or other similar liens arising or incurred in the ordinary course of business, (C) liens arising under conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business, (D) liens for taxes which are not due and payable or which may thereafter be paid without penalty,
(E) liens which secure Indebtedness that is set forth on Schedule 4.1(s) and (F) other imperfections of title or encumbrances, if any, which do not, individually or in the aggregate, materially impair the continued use and operation of the assets to which they relate in the business of the Company and its Subsidiaries or materially impair the value of such assets. This paragraph (iii) does not relate to interests in real property, such items being the subject of paragraph
(ii) above.

                  (iv) Except for its Subsidiaries or as set forth on Schedule 4.1(q)(iv), the Company does not own, directly or indirectly, through any

Subsidiaries or otherwise, any capital stock or other equity interests in any corporation, partnership, limited liability company, joint venture or other Person.

                  (r) Insurance. Set forth on Schedule 4.1(r) is a list of insurance policies (including information on the premiums (other than premiums with respect to any insurance policies maintained outside of the United States) payable in connection therewith and the scope and amount of the coverage provided thereunder) maintained by the Company or any of its Subsidiaries.

                  (s) Material Contracts. Set forth in Schedule 4.1(s) is a list of (i) all loan or credit agreements, notes, bonds, mortgages, indentures and other agreements and instruments pursuant to which any Indebtedness (as defined below) of the Company or any of its Subsidiaries in a principal amount in excess of $100,000 is outstanding or may be incurred, other than pursuant to performance bonds, performance guarantees or letters of credit securing performance granted in the ordinary course of business in each case for amounts not exceeding $5,000,000, indicating (A) with respect to any term or fixed loans, the respective principal amounts outstanding thereunder as of March 31, 1996, and (B) whether such Indebtedness is prepayable and any applicable prepayment or similar penalties, (ii) all agreements of the Company or any of its Subsidiaries involving annual payments in excess of $200,000 or aggregate payments in excess of $500,000, other than agreements of the type referred to in clause (iv) of this Section 4.1(s), (iii) (A) the twelve largest U.S. vendor contracts (measured by dollar purchase amount) of the Company and its Subsidiaries in the United States for fiscal 1995 and the name of each vendor agreement pursuant to which the Company or any of its Subsidiaries is currently making purchases in excess of $500,000 outside the United States; (iv) (A) all domestic contracts for the delivery of goods or services pursuant to which the Company and its Subsidiaries recognized revenues during fiscal 1995 of $1,000,000 or more or, with respect to domestic contracts of AmeriData Computer Rental Inc. or AmeriData Consulting, Inc., the top ten customers in fiscal year 1995 of each such Subsidiary, and (B) all foreign contracts pursuant to which the Company or any of its Subsidiaries is receiving payments of $500,000 or more, (v) all agreements ("Acquisition Agreements") pursuant to which the Company or any of its Subsidiaries has acquired, or agreed to acquire, all or a substantial portion of the assets of or equity interests in any corporation, partnership or other entity (or any Subsidiary, division or business thereof), (vi) all agreements pursuant to which the Company or any of its Subsidiaries has merged with or into, or agreed to merge with or into, any other Person, (vii) all agreements pursuant to which the Company or any of its Subsidiaries has disposed of, or agreed to dispose of, any business or Subsidiary or all or a substantial portion of the assets of any business or Subsidiary, (viii) all commitments of the Company or any Subsidiary for capital expenditures in excess of $100,000 individually or $500,000 in the aggregate per month, excluding MIS and rental inventory purchases, (ix) all agreements of the Company or any of its Subsidiaries containing an unexpired covenant not to compete or similar restriction applying to the Company or any of its Subsidiaries or affiliates or, to the Company's knowledge, any of their respective officers or directors (other than covenants of such officers or directors not to compete with the Company or any of its Subsidiaries), (x) any interest rate, currency or commodity hedging, swap or similar derivative transaction, (xi) all contracts, agreements or arrangements with holders of equity interests in Subsidiaries of the Company, (xii) all agreements or arrangements to which the Company or any Subsidiary is a party providing for the escrow of any assets (including, without limitation, cash or securities) of the Company or any of its Subsidiaries or any other Person and (xiii) any other contract or amendment thereto that would be required to be filed as an exhibit to a Form 10-K filed by the Company with the SEC as of the date of this Agreement. Except as set forth in Schedule 4.1(s), each of the agreements listed in Schedule 4.1(s) and each Employment Agreement is a valid and binding obligation of the Company or a Subsidiary of the Company, as the case may be, and, to the Company's knowledge, of each other party thereto, and each such agreement is in full force and effect and is enforceable by the Company or a Subsidiary of the Company in accordance with its terms, except that the enforcement thereof may be limited by (A) bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally and (B) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity). There are no existing defaults (or circumstances or events that, with the giving of notice or lapse of time or both, would become defaults) of the Company or any of its Subsidiaries (or, to the knowledge of the Company, any other party thereto) under any of the agreements listed in Schedule 4.1(s) or any Employment Agreement except for defaults that have not and are not reasonably likely to, individually or in the aggregate, have a Material Adverse Effect with respect to the Company. Except as set forth on Schedule 4.1(s) under the heading "Contingent Payments", the Company has no undischarged obligations (other than contingent indemnification obligations) for the payment of any deferred consideration pursuant to any Acquisition Agreement, or any undischarged obligations to make any payment to any third party that is contingent upon the financial performance of the Company or any of its Subsidiaries (other than obligations pursuant to employee benefit plans that are based upon the performance of the particular employees participating therein).

                  For purposes of this Agreement, "Indebtedness" means, with respect to any Person, without duplication, (A) all obligations of such Person for borrowed money, or with respect to deposits or advances of any kind, (B) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (C) all obligations of such Person upon which interest charges are customarily paid (other than trade payables incurred in the ordinary course of business), (D) all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person, (E) all obligations of such Person issued or assumed as the deferred purchase price of property or services (exclud- ing obligations of such Person to creditors for raw materials, inventory, services and supplies incurred in the ordinary course of such Person's business), (F) all lease obligations of such Person capitalized on the books and records of such Person, (G) all obligations of others secured by any lien on property or assets owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (H) all obligations of such Person under interest rate, or currency or commodity hedging, swap or similar derivative transactions (valued at the termination value thereof), (I) all letters of credit issued for the account of such Person (excluding letters of credit issued for the benefit of suppliers to support accounts payable to suppliers incurred in the ordinary course of business) and (J) all guarantees and arrangements having the economic effect of a guarantee of such Person of any indebtedness of any other Person.

                  (t) Related Party Transactions. Except as set forth on
Schedule 4.1(t) hereto or in the Company's proxy statement, dated April 4, 1996, no director, officer, partner, employee, "affiliate" or "associate" (as such terms are defined in Rule 12b-2 under the Exchange Act) of the Company or any of its Subsidiaries (i) has loaned or otherwise advanced money to, or has outstanding any Indebtedness or other similar obligations to, the Company or any of its Subsidiaries, in each case in an amount exceeding $60,000; (ii) owns any direct or indirect interest of any kind in, or is a director, officer, employee, partner, affiliate or associate of, or consultant or lender to, or borrower from, or has the right to participate in the management, operations or profits of, any Person or entity which is (A) a competitor, supplier, customer, distributor, lessor, tenant, creditor or debtor of the Company or any of its Subsidiaries, (B) engaged in a business related to the business of the Company or any of its Subsidiaries or (C) participating in any transaction to which the Company or any of its Subsidiaries is a party involving an amount in excess of $60,000 or goods or services having a value in excess of $60,000 or (iii) is otherwise a party to any contract, arrangement or understanding with the Company or any of its Subsidiaries for or involving an amount in excess of $60,000 or goods or services having a value in excess of $60,000.

                  (u) Liens. Except as set forth on Schedule 4.1(u) and other than liens, including but not limited to liens under Environmental Law, mortgages, security interests, pledges and encumbrances which do not materially interfere with the Company's use and enjoyment of real property or materially diminish or detract from the value thereof, neither the Company nor any of its Subsidiaries has granted, created or suffered to exist with respect to any of its assets, any mortgage, pledge, charge, hypothecation, collateral assignment, lien (statutory or otherwise), encumbrance or security agreement of any kind or nature whatsoever.

                  (v) Brokerage Fees and Commissions; Other Fees. Except for Alex Brown (a copy of whose engagement letter with the Company has been furnished to Parent) and Am- Tech Corporation ("Am Tech") and Triumph Capital Group, Inc. ("Triumph"), no Person or entity is entitled to receive from the Company or any of its Subsidiaries any investment banking, brokerage or finder's fee or fees for financial consulting or other advisory services in connection with this Agreement or the transactions contemplated hereby based upon arrangements made by or on behalf of the Company or any of its Subsidiaries. The aggregate fees required to be paid by the Company or any of its Subsidiaries to each of Alex Brown, Am Tech and Triumph and each other Person listed on Schedule 4.1(v) in connection with this Agreement and the transactions contemplated hereby will not exceed the amounts set forth on Schedule 4.1(v) with respect to each such Person.

                  (w) No Excess Parachute Payments. Except as set forth in
Schedule 4.1(w), any amount that could be received (whether in cash or property or the vesting of property) as a result of any of the transactions contemplated by this Agreement by any employee, officer or director of the Company or any of its affiliates who is a "disqualified individual" (as such term is defined in proposed Treasury Regulation Section 1.280G-1) under any employment, severance or termination agreement, other compensation arrangement or Benefit Plan currently in effect would not be characterized as an "excess parachute payment" (as such term is defined in Section 280G(b)(1) of the Code).

                  (x) State Takeover Statutes. The Board of Directors of the Company has approved this Agreement and the Stockholders Agreement and the transactions contemplated hereby and thereby, including the Merger, and such approval is sufficient to render the provisions of Section 203 of the DGCL inapplicable to the Merger, this Agreement, the Stockholders Agreement and the other transactions contemplated by this Agreement. No other state takeover statute or similar statute or regulation applies or purports to apply to the Merger, this Agreement, the Stockholders Agreement or the other transactions contemplated by this Agreement or the Stockholders Agreement.

                  (y) Pending and Proposed Transactions. Except as set forth on
Schedule 4.1(y), neither the Company nor any of its Subsidiaries has entered into any agreement, whether oral or written, with respect to, or is engaged in negotiations with respect to, the acquisition (whether by purchase of assets or securities, or by merger or otherwise) or disposition of all or a substantial portion of the business of any Subsidiary or any business or division of the Company or any of its Subsidiaries.

                  (z) Media Interests. SBC Technologies, Inc. holds a limited partner interest in Radio Equity Partners, Limited Partnership (the "REP Interest"). SBG Communications Corp. owns the non-license assets of the radio stations WACO-AM and WACO-FM, located in Waco, Texas (the "WACO Stations"), and SBG Communications of Texas, Inc. is the licensee of, and operates, the WACO Stations. Sage Broadcasting Corp. of Vermont owns and operates the radio station WVMX (the "Vermont Station" and, together with the WACO

Stations, the "Radio Stations"). Except for the Radio Stations and the REP Interest, neither the Company nor any of its Subsidiaries has any direct or indirect interest in any radio, television, cable or other business subject to regulation by the FCC, except SBC Technologies, Inc. holds certain notes issued by Americus Communications #1 Limited Partnership and Muzzy Broadcasting, LLC, and two additional promissory notes in the aggregate principal amount of approximately $440,000 (none of which notes constitute an attributable ownership interest in a media property within the meaning of or subject to the regulations of the FCC). Other than the WACO Stations and the Vermont Station and the licenses, equipment and other assets related thereto, neither SBG Communications Corp. nor Sage Broadcasting Corp. of Vermont own or operate any other businesses or material assets or, other than SBG Communications of Texas, Inc., have any direct or indirect Subsidiaries. Except with respect to the Radio Stations, none of the Company or any of its Subsidiaries owns or holds any media licenses issued by the FCC or any state or federal authority requiring the prior approval of such authority of any transfer of control.

                  4.2 Representations and Warranties of Parent and Sub. Parent and Sub represent and warrant to the Company as follows:

                  (a) Organization, Standing and Power. Each of Parent and Sub is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization.

                  (b) Authority; No Violations; Consents and Approvals.

                  (i) Each of Parent and Sub has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent and Sub. This Agreement has been duly executed and delivered by each of Parent and Sub and, assuming this Agreement constitutes the valid and binding agreement of the Company, constitutes a valid and binding obligation of Parent and Sub enforceable in accordance with its terms except that the enforcement hereof may be limited by
(A) bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally and (B) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

                  (ii) The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by each of Parent and Sub will not result in any Violation pursuant to any provision of the Articles of Incorporation or Bylaws (or comparable governing instruments) of Parent or Sub.

                  (iii) No consent, approval, order or authorization of, or registration, declaration or filing with, notice to, or permit from any Governmental Entity is required by or with respect to Parent or Sub in connection with the execution and delivery of this Agreement by each of Parent and Sub or the consummation by each of Parent or Sub of the transactions contemplated hereby, which the failure to obtain or make would have a material adverse effect on the ability of Parent or Sub to consummate the transactions contemplated by this Agreement, except for: (A) filings under the HSR Act; (B) the filing with the SEC of (I) the Schedules 14D-1 and 14F-1, respectively, in connection with the commencement and consummation of the Offer and (II) such reports under and such other compliance with the Exchange Act and the rules and regulations thereunder, as may be required in connection with this Agreement and the transactions contemplated hereby; (C) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware; and (D) such filings and approvals as may be required by any foreign pre-merger notification, securities, corporate or other law, rule or regulation.

                  (c) Interim Operations of Sub. Sub was formed solely for the purpose of engaging in the transactions contemplated hereby and has not engaged in any business activities or conducted any operations other than in connection with the transactions contemplated hereby.

                  (d) Information Supplied. None of the information relating to Parent and its affiliates supplied in writing by Parent specifically for inclusion in the Schedule 14D-9 will, at the time the Schedule 14D-9 is filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If at any time prior to the Effective Time Parent should become aware of any event relating to Parent or any of its Subsidiaries that is required by applicable law to be set forth in an amendment of, or supplement to, the Schedule 14D-9, Parent shall promptly so inform the Company and will furnish to the Company all information relating to such event that is required under applicable law to be disclosed in an amendment or supplement to the Schedule 14D-9. The Schedule 14D-1 will comply as to form in all material respects with the requirements of the Exchange Act, and shall not, when filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that no agreement or representation hereby is made or shall be made by Parent or Sub with respect to information supplied by the Company in writing expressly for inclusion in, or with respect to Company information derived from the Company's public SEC filings which is included or incorporated by reference in, the Schedule 14D-1.

                  (e) Brokerage Fees and Commissions. Except for Lazard, Freres & Co. LLC, no Person or entity is entitled to receive from Parent or Sub any investment banking, brokerage or finder's fee or fees for financial consulting or other advisory services in connection with this Agreement or the transactions contemplated hereby based upon arrangements made by or on behalf of Parent or Sub.

                  (f) Financial Capability. Parent has sufficient available cash and marketable securities to consummate the transactions contemplated hereby.


                                   ARTICLE V
                   COVENANTS RELATING TO CONDUCT OF BUSINESS

                  5.1 Covenants of the Company. During the period from the date of this Agreement and continuing until the Effective Time, the Company agrees that (except as Parent shall otherwise consent in writing):

                  (a) Ordinary Course. The Company shall, and shall cause each of its Subsidiaries to, carry on their businesses in the ordinary course in substantially the same manner as heretofore conducted and shall use all reasonable efforts to preserve intact its present business organizations, keep available the services of its current officers and employees and preserve its relationships with customers, suppliers and others having business dealings with it to the end that its goodwill and ongoing business shall not be impaired in any material respect at the Effective Time. Without limiting the generality of the foregoing, the Company shall, and shall cause its Subsidiaries to, comply with the provisions of Sections 5.1(b) through 5.1(r) below.

                  (b) Dividends; Changes in Stock. The Company shall not, and shall not permit any of its Subsidiaries to: (i) declare or pay any dividends on or make other distributions in respect of any of its capital stock, except for cash dividends or distributions paid on or with respect to the capital stock of a wholly-owned Subsidiary of the Company and except for cash distributions payable with respect to the Preferred Securities in accordance with their present terms; (ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for, shares of its capital stock; or (iii) redeem, repurchase or otherwise acquire, or propose to redeem, repurchase or otherwise acquire, or permit any Subsidiary to purchase or otherwise acquire, any shares of its capital stock.

                  (c) Issuance of Securities. Except as set forth in Schedule 5.1(c), the Company shall not, and shall not permit any of its Subsidiaries to,
(i) grant any options, warrants or rights to purchase shares of Company Common Stock, (ii) amend or reprice any Option or Warrant or the Stock Option Plans or the Rights or the Stock Purchase Plan, or (iii) issue, deliver or sell, or pledge or otherwise encumber, or authorize or propose to issue, deliver or sell, or pledge or otherwise encumber, any shares of its capital stock of any class or series, any Company Voting Debt or any securities convertible into or exchangeable for, or any rights, warrants or options to acquire, any such shares, Company Voting Debt or convertible or exchangeable securities, other than the issuance of Company Common Stock upon (A) the exercise of Options outstanding on the date of this Agreement in accordance with their present terms, (B) the exercise of the Warrants outstanding on the date of this

Agreement in accordance with their present terms, (C) the exercise of Rights pursuant to the Stock Purchase Plan in accordance with their present terms, and
(D) the conversion of the Subordinated Debentures by the holders thereof in accordance with their present terms.

                  (d) Governing Documents. The Company shall not, and shall not permit any of its Subsidiaries to, amend or propose to amend its Certificate of Incorporation or Bylaws, or other comparable constituent documents.


                  (e) No Solicitation. (i) From and after the date hereof until the termination of this Agreement, the Company shall not, and shall not authorize or permit any of its Subsidiaries, or any of its or their officers, directors, employees, representatives, agents or affiliates (including, without limitation, any investment banker, financial advisor, attorney, accountant or other representative retained by the Company or any of its Subsidiaries), to, directly or indirectly, initiate, solicit or encourage (including by way of furnishing non-public information or assistance), or take any other action to facilitate, any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal (as defined below), or enter into or maintain or continue discussions or negotiate with any Person in furtherance of such inquiries or to obtain or with respect to an Acquisition Proposal or agree to or endorse any Acquisition Proposal, provided, however, that prior to the Company Stockholders Meeting (as defined in Section 6.1(b)), if in the good faith opinion of the Board of Directors of the Company, based on the advice of outside legal counsel, the failure to proceed in accordance with clause (A) and/or (B) below of this Section 5.1(e)(i) would violate its fiduciary duties to the Company's stockholders under applicable law, the Company may, subject to compliance with Section 5.1(e)(iv), in response to an unsolicited written bona fide Acquisition Proposal that in the good faith opinion of the Board of Directors, based on the advice of an independent nationally recognized financial advisor and outside legal counsel, would reasonably be expected to result in a Superior Proposal (as defined below), (A) furnish information with respect to the Company to such Person making such proposal pursuant to a customary confidentiality agreement with such Person and
(B) participate in negotiations regarding such Acquisition Proposal; provided that, in the case of clauses (A) and (B) above, the Company has provided a written notice to Parent of its intention to proceed under such clause (A) or
(B) above. Without limiting the foregoing, it is agreed that any violation of the restrictions set forth in the preceding sentence by any director or executive officer of the Company or any of its Subsidiaries or any investment banker, financial advisor, attorney, accountant or other representative of the Company or any of its Subsidiaries, acting on behalf or under authority of the Company or any Subsidiary of the Company, shall be deemed to be a breach of this
Section 5.1(e)(i) by the Company. For purposes of this Agreement, "Acquisition Proposal" shall mean an inquiry, offer or proposal regarding any of the following (other than the transactions between the Company, Parent and Sub contemplated hereunder) involving the Company or any of its Subsidiaries: (w) any merger, consolidation, share exchange, recapitalization, business combination, or other similar transaction; (x) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 20% or more of the assets of the Company and its Subsidiaries, taken as a whole, in a single transaction or series of transactions; (y) any tender offer or exchange offer for or other purchase of 20% or more of the outstanding shares of capital stock of the Company or the filing of a registration statement under the Securities Act in connection therewith; or (z) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.


         Except as set forth in this Section 5.1(e)(ii), neither the Board of Directors of the Company nor any committee thereof shall (A) withdraw or modify, or propose to withdraw or modify, in a manner adverse to Parent or Sub, the approval or recommendation by such Board of Directors or any such committee of the Merger or this Agreement, (B) approve or recommend, or propose to approve or recommend, any Acquisition Proposal or (C) enter into any agreement with respect to any Acquisition Proposal. Notwithstanding the foregoing, prior to the Company Stockholders Meeting, if in the good faith opinion of the Board of Directors, based on the advice of outside counsel, the failure to proceed in accordance with clause (x), (y) and/or (z) below of this Section 5.1(e)(ii) would violate its fiduciary duties to the Company's stockholders under applicable law, the Board of Directors may (subject to the terms of this sentence and the following sentence) (x) withdraw or modify its recommendation of the Merger or this Agreement, (y) approve or recommend a Superior Proposal, and (z) cause the Company to enter into an agreement with respect to a Superior Proposal, in each case at any time following Parent's receipt of a written notice advising Parent that the Board of Directors has received a Superior Proposal, specifying the material terms and conditions of such Superior Proposal and identifying the Person making such Superior Proposal; provided that the Company shall not take any of the actions specified in such clauses (x), (y) or (z) unless the Company shall have furnished Parent with written notice (a "Section 5.1(e)(i) Notice") specifying such actions to be taken no later than 12:00 noon New York City time four business days prior to the date such actions are proposed to be taken and shall not take any of the actions set forth in clauses (y) or (z) above if, after taking into account modifications to this Agreement proposed by Parent, such Acquisition Proposal would not be a Superior Proposal. In addition, if the Board of Directors or the Company proposes to take any of the actions permitted by the preceding sentence with respect to any Acquisition Proposal, then the Company shall, prior to taking such action, pay, or cause to be paid, to Parent the Termination Payment (as defined in Section 6.4), and, in the case of clauses
(y) and (z), cause the Person making the superior proposal to acknowledge such obligations.

                  (iii) The term "Superior Proposal" shall mean any bona fide Acquisition Proposal that has the following characteristics: (x) it is a proposal to acquire, directly or indirectly, for consideration consisting of cash and/or readily marketable securities, (A) shares of Company Common Stock representing 100% of the voting power of (I) the outstanding shares of Company Common Stock, (II) the shares of Company Common Stock issuable upon (aa) the conversion of the Subordinated Debentures, (bb) the exercise of the Options outstanding and (cc) the exercise of the Warrants outstanding, or (B) all or substantially all the assets of the Company, (y) the terms of such proposal in the good faith judgment of the

Board of Directors of the Company (based on the written opinion of an independent financial advisor of nationally recognized reputation) provide a per share consideration to the Company's stockholders which is higher than the per share consideration provided by the Merger (after taking into account any modifications to this Agreement proposed by Parent) and (z) the transactions envisioned by such proposal, in the good faith judgment of the Board of Directors of the Company, based on the advice of an independent nationally recognized financial advisor and outside legal counsel, is readily financeable and reasonably likely to be consummated without unreasonable delay or unusual conditions compared to the transactions contemplated by this Agreement.

                  (iv) In addition to the obligations set forth in clause (ii) of this Section 5.1(e), the Company shall immediately advise Parent orally and in writing of any request for information which may relate to an Acquisition Proposal or of any Acquisition Proposal, or any inquiry with respect to or which could lead to any Acquisition Proposal, the material terms and conditions of such request, Acquisition Proposal or inquiry, and the identity of the Person making any such request, Acquisition Proposal or inquiry. The Company will keep Parent fully and timely informed of the status and details (including amendments or proposed amendments) of any such request, Acquisition Proposal or inquiry.

                  (f) No Acquisitions. The Company shall not, and shall not permit any of its Subsidiaries to, acquire or agree to acquire (i) by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or (ii) any assets that are material, individually or in the aggregate, to the Company and its Subsidiaries as a whole.

                  (g) No Dispositions. Other than as set forth on Schedule 5.1(g) hereto and dispositions in the ordinary course of business consistent with past practice which are not (except for sales of inventory) material, individually or in the aggregate, to the Company and its Subsidiaries taken as a whole, the Company shall not, and shall not permit any of its Subsidiaries to, sell, lease, encumber or otherwise dispose of, or agree to sell, lease (whether such lease is an operating or capital lease), encumber or otherwise dispose of, any of its assets.

                  (h) Advice of Changes; SEC Filings. The Company shall confer with Parent to the extent reasonably requested by Parent, report on operational matters and promptly advise Parent orally and in writing of any change or event having, or which, insofar as reasonably can be foreseen, could have, a Material Adverse Effect on the Company. The Company shall promptly provide Parent (or its counsel) with copies of all filings made by the Company with the SEC or any other state, federal or foreign Governmental Entity in connection with this Agreement and the transactions contemplated hereby.

                  (i) No Dissolution, Etc. The Company shall not authorize, recommend, propose, adopt or announce an intention to adopt a plan of complete or partial liquidation or dissolution of the Company or any of its Subsidiaries, other than the dissolutions of Dormant Subsidiaries.

                  (j) Other Actions. Except as provided by this Agreement, the Company will not and will cause its Subsidiaries not to take or agree or commit to take any action that is reasonably likely to result in any of the Company's representations or warranties hereunder being untrue in any material respect or in any of the conditions to the Merger not being satisfied.

                  (k) Certain Employee Matters. Except as set forth on Schedule 5.1(k) hereto, the Company and its Subsidiaries shall not (without the prior written consent of Parent): (i) grant any increases in the compensation of any of its directors, officers or key employees, other than regularly scheduled increases representing (in the case of all directors and officers, and all key employees whose annual compensation (including salary and bonus) exceeds $100,000) an aggregate increase for any such Person of not more than 5%; (ii) pay or agree to pay any pension, retirement allowance or other employee benefit not required or contemplated by any of the existing Company Benefit Plans or Company Pension Plans as in effect on the date hereof to any such director, officer or key employee, whether past or present; (iii) enter into any new, or materially amend any existing, employment or severance or termination agreement with any such director, officer or key employee, other than At-Will Employment Agreements providing for total annual compensation (including salary and bonus) of less than $100,000; or (iv) terminate or amend the employment agreements of Messrs. Poch and McCleary or the employment or advisory agreement with Mr. Fassler; or (v) except as may be required to comply with applicable law, become obligated under any new Company Employee Benefit Plan or Company Pension Plan, which was not in existence on the date hereof, or amend any such plan or arrangement in existence on the date hereof if such amendment would have the effect of materially enhancing any benefits thereunder.

                  (l) Indebtedness; Advances. The Company shall not, and shall not permit any of its Subsidiaries to, (i) other than Indebtedness under capital leases, entered into as permitted under Section 5.1(o), assume or incur any Indebtedness for borrowed money (other than pursuant to credit facilities existing on the date hereof in accordance with their present terms) or guarantee any such Indebtedness or issue or sell any debt securities or warrants or rights to acquire any debt securities of the Company or any of its Subsidiaries or guarantee any debt securities of others or enter into any lease (whether such lease is an operating or capital lease) or create any mortgages, liens, security interests or other encumbrances on the assets or property of the Company or any of its Subsidiaries in connection with any Indebtedness thereof (other than security interests arising pursuant to mortgages or other security agreements in effect on the date hereof covering credit facilities existing on the date hereof), or enter into any "keep well" or other agreement or arrangement to maintain the financial condition of another Person, or (ii) make any loans, advances or capital contributions to, or investments in, any other Person, other than to the Company or any direct or indirect wholly owned Subsidiary of the Company and other than loans or advances to customers and employees in the ordinary course of business consistent with past practice.

                  (m) Material Contracts. The Company shall not, and shall not permit any of its Subsidiaries to, enter into, modify, rescind, terminate, waive, release or otherwise amend in any material respect any of the terms or provisions of any contract, agreement, commitment, arrangement or right listed on Schedule 4.1(s) hereto or which, if such contract, agreement, arrangement or right had existed as of the date of this Agreement, would have been required to be listed on Schedule 4.1(s); provided, however, that the foregoing shall not limit the right of the Company or any of its Subsidiaries to enter into any contracts of the type referred to in Section 4.1(s)(iv) in the ordinary course of business consistent with past practice and involving annual payments of not more than $5,000,000.

                  (n) Accounting. The Company will, and will cause each of its Subsidiaries to, maintain its books and records in the usual manner and consistent with past practice and not permit a material change in any of its financial reporting, tax, or accounting practices or policies or in any assumption underlying such practices or policies, or in any method of calculating any bad debt, contingency, or other reserve for financial reporting purposes or for other accounting purposes, except as may be required by GAAP or applicable law.

                  (o) Capital Expenditures. Except as set forth on Schedule 5.1(o) and except for capital expenditures for MIS and rental inventory purchases, the Company shall not make or authorize nor shall the Company permit any of its Subsidiaries to make or authorize any capital expenditures in excess of $100,000 individually and $500,000 in the aggregate per month.

                  (p) Tax Matters. If any income tax return of the Company or any Subsidiary that has not yet been filed is required to be filed on or prior to the Effective Time, the Company or its Subsidiaries, as the case may be, shall prepare and timely file such tax return in a manner consistent with prior years and all applicable laws and regulations (or shall obtain a valid extension of time in which to make such filings). The Company shall not, and shall not permit any of its Subsidiaries to, make any tax election or settle or compromise any material tax liability.

                  (q) Discharge of Liabilities. The Company shall not, and shall not permit any of its Subsidiaries to, pay, discharge, settle or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge, settlement or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms, of any of its liabilities or obligations, or waive the benefits of, or agree to modify in any manner, any confidentiality, standstill or similar agreement to which the Company or any of its Subsidiaries is a party.

                  (r) Agreement to Take Action. The Company shall not, and shall not permit any of its Subsidiaries to, authorize any of, or commit or agree to take any of, the foregoing actions.

                  (s) Notices of Certain Events. The Company shall promptly notify Parent of:


                  (i) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

                  (ii) any notice or other communication from any Governmental Entity in connection with the transactions contemplated by this Agreement; and

                  (iii) any actions, suits, claims, investigations or proceedings commenced or, to the best of its knowledge, threatened against, relating to or involving or otherwise affecting the Company or any Subsidiary which, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 4.1(g) or which relate to the consummation of the transactions contemplated by this Agreement.


                                   ARTICLE VI
                             ADDITIONAL AGREEMENTS

                  6.1 Preparation of the Proxy Statement; Company Stockholders Meeting; Merger without a Company Stockholders Meeting. (a) As soon as practicable following the acceptance for payment of and payment for shares of Company Common Stock by Sub in the Offer, the Company and Parent shall prepare and file with the SEC the Proxy Statement. The Company shall use its best efforts to respond to all SEC comments with respect to the Proxy Statement and to cause the Proxy Statement and the form of proxy, which shall comply as to form with all applicable laws, to be mailed to the Company's stockholders at the earliest practicable date.

                  (b) The Company will, as soon as practicable following the acceptance for payment of and payment for shares of Company Common Stock by Sub in the Offer, duly call, give notice of, convene and hold a stockholders meeting (the "Company Stockholders Meeting") for the purpose of approving this Agreement and the transactions contemplated hereby. At the Company Stockholders Meeting, the Board of Directors of the Company will recommend to its stockholders the adoption and approval of this Agreement and the transactions contemplated hereby.

                  (c) Notwithstanding the foregoing clauses (a) and (b), in the event that Parent or any other Subsidiary of Parent shall acquire at least 90% of the outstanding shares of Company Common Stock in the Offer, the parties hereto agree, at the request of Sub, to take all necessary and appropriate action to cause the Merger to become effective, as soon as practicable after the expiration of the Offer, without a meeting of stockholders of the Company, in accordance with Section 253 of the DGCL.

                  (d) Subject to Section 6.1(c) above, Parent shall (i) cause Sub promptly to submit this Agreement and the transactions contemplated hereby for approval and adoption by the written consent of its sole stockholder; (ii) cause the shares of capital stock of Sub to be voted for adoption and approval of this Agreement and the transactions contemplated hereby; and (iii) cause to be taken all additional actions necessary for Sub to adopt and approve this Agreement and the transactions contemplated hereby.

                  6.2 Access to Information. The Company shall (and shall cause each of its Subsidiaries to) afford to the officers, employees, accountants, counsel and other representatives of the Parent access, during normal business hours and in a manner so as to not unreasonably interfere with the conduct of the business of the Company during the period prior to the Effective Time, to all of the personnel, properties, books, contracts, commitments and records (including, without limitation, tax returns) of the Company and its Subsidiaries and to use its commercially reasonable efforts to cause the Company's and its Subsidiaries' independent accountants to provide access to their work papers and such other information as the Parent or Subsidiary may reasonably request and, during such period, the Company shall (and shall cause each of its Subsidiaries to) furnish promptly to the Parent (a) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to SEC requirements and (b) all other information concerning its business, properties and personnel as the Parent may reasonably request. Parent agrees that it will not, and will cause its representatives not to, use any information obtained pursuant to this Section 6.2 for any purpose unrelated to the consummation of the transactions contemplated by this Agreement, and will hold confidential, and will cause its officers, employees, accountants, counsel, financial advisors and other representatives and affiliates to hold confidential, all such information in accordance with the Confidentiality Agreement, dated February 15, 1996, between GE Capital Technology Management Services and the Company (the "Confidentiality Agreement").

                  6.3 Legal Conditions to Merger. Each of the Company, Parent and Sub will take all reasonable actions necessary to comply promptly with all legal requirements which may be imposed on such party with respect to the Offer, the Merger (including furnishing all information required under the HSR Act and in connection with approvals of or filings with any other Governmental Entity) and the Stockholders Agreement and will promptly cooperate with and furnish information to each other in connection with any such requirements imposed upon any of them or any of their Subsidiaries in connection with the Offer, the Merger and the Stockholders Agreement; provided, however, that Parent need not so comply if required by the Department of Justice or any other Governmental Entity to hold separate, sell or otherwise dispose of any Subsidiary of Parent or the Company or assets or properties of any of the foregoing, or to agree to any conditions deemed by Parent to be adverse to it or the Company (or any of their respective Subsidiaries). The Company will, and will cause its Subsidiaries to, take all reasonable actions necessary to obtain (and will cooperate with each other in obtaining) any consent, authorization, order or approval of, or any exemption by, any Governmental Entity or other public or private third party, required to be obtained or made by the Company or any of its Subsidiaries in connection with the Offer, the Merger, the Stockholders Agreement or the taking of any action contemplated hereby or thereby.

                  6.4 Fees and Expenses. (a) Except as otherwise provided in this Section 6.4, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense.

                  (b) The Company shall immediately pay, or cause to be paid, in same day funds to Parent the Termination Payment (as defined below) upon demand if (A) Parent terminates this Agreement in accordance with Section 8.1(d), (B) the Company terminates this Agreement in accordance with Section 8.1(h) and/or
Section 8.1(j), or (C) Parent or the Company terminates this Agreement in accordance with Section 8.1(f), 8.1(g) or 8.1(i) and prior to such termination a bona fide Acquisition Proposal shall have been made. "Termination Payment" shall mean the sum of (i) all of Parent's out-of-pocket expenses incurred in connection with the transactions contemplated by this Agreement (the "Expenses") and (ii) $10,000,000 (the "Termination Fee"); provided that if at or prior to the time the Termination Payment is payable the Company shall have entered into a definitive agreement with a third party for such third party to acquire the Company in a transaction which would qualify to be accounted for, under applicable guidelines of the SEC, as a pooling of interests transaction but for the size of the Termination Payment, then the amount of the Termination Payment shall be reduced to the extent necessary to enable such transaction to qualify as a pooling of interests (but in no event shall the Termination Payment be reduced below 1% of the transaction value). The amount of Expenses so payable shall be the amount set forth in an estimate delivered by Parent upon termination subject to upward or downward adjustment as provided in the next sentence. In the event that Parent's actual out-of-pocket expenses exceed such estimate, the amount of any such excess shall be payable upon demand, and in the event that Parent's actual expenses are less than the amount of such estimate, Parent shall promptly refund such lesser amount.

                  Promptly after the date hereof, the Parent and the Company shall seek an appropriate determination as to whether any circumstances could exist so as to require reduction of the Termination Payment as provided in the foregoing paragraph.

                  6.5 Brokers or Finders. (a) The Company agrees to indemnify and hold Parent harmless from and against any and all claims, liabilities or obligations with respect to any fees, commissions or expenses asserted by any Person to the extent such fee, commission or expense is attributable to any action taken by or on behalf of the Company or any of its Subsidiaries or affiliates.

                  (b) Parent agrees to indemnify and hold Company harmless from and against any and all claims, liabilities or obligations with respect to any fees, commissions or expenses asserted by any Person to the extent such fee, commission or expense is attributable to any action taken by or on behalf of

Parent.

                  6.6 Indemnification. (a) The indemnification obligations set forth in the Company's Certificate of Incorporation and by-laws, as amended to the date of this Agreement, shall survive the Merger and shall not be amended, repealed or otherwise modified for a period of six years after the Effective Time in any manner that would adversely affect the rights thereunder of individuals who on or prior to the Effective Time were directors (including any members of the Company's Compensation Committee), officers, employees or agents of the Company (the "Indemnified Parties"). Parent shall cause the Company to fulfill its indemnification obligations as set forth in this Section 6.6(a).

                  (b) For a period of two years after the Effective Time, the Surviving Corporation shall cause to be maintained in effect the employed lawyers' errors and omissions liability policy maintained by the Company and its Subsidiaries (provided that the Surviving Corporation may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are no less advantageous in any material respect to the Indemnified Parties covered thereby) with respect to matters arising before the Effective Time, provided that Surviving Corporation shall not be required to pay an annual premium for such insurance in excess of $60,000, but in such case shall purchase as much coverage as possible for such amount.

                  (c) The provisions of this Section 6.6 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party, his heirs and his personal representatives and shall be binding on all successors and assigns of Sub, the Company and the Surviving Corporation.

                  6.7 Best Efforts; Notification. (a) Subject to the terms and conditions of this Agreement, each of the parties hereto agrees to use its reasonable commercial efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement and the Stockholders Agreement, subject, as applicable, to the Company Stockholder Approval, including cooperating fully with the other party, including by provision of information and making of all necessary filings in connection with, among other things, approvals under the HSR Act; provided, however, that neither Parent nor Sub need comply with any requirement by the Department of Justice or any other Governmental Entity to hold separate, sell or otherwise dispose of any Subsidiary of Parent or the Company or assets or properties of Parent, the Company or any of their Subsidiaries or to agree to conditions deemed by Parent to be adverse to it or the Company (or any of their respective Subsidiaries). In case at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of either of the Constituent Corporations, the proper officers and directors of each party to this Agreement shall take all such necessary action.


                  (b) The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of (i) any representation or warranty made by it contained in this Agreement that is qualified as to materiality becoming untrue or inaccurate in any respect or any representation or warranty not so qualified becoming untrue or inaccurate in any material respect (including in the case of representations or warranties by the Company or Parent, as applicable, such party's receiving knowledge of any fact, event or circumstance which may cause any representation qualified as to the knowledge of such party to be or become untrue or inaccurate in any respect or material respect, as applicable) or (ii) the failure by it to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

                  6.8 Conduct of Business of Sub. During the period of time from the date of this Agreement to the Effective Time, Sub shall not engage in any activities of any nature except as provided in or contemplated by this Agreement.

                  6.9 Publicity. The parties will consult with each other and will mutually agree upon any press release or public announcement pertaining to the Offer and the Merger and shall not issue any such press release or make any such public announcement prior to such consultation and agreement, except as may be required by applicable law or by the rules of any national securities exchange or national securities quotation system, in which case the party proposing to issue such press release or make such public announcement shall use reasonable efforts to consult in good faith with the other party before issuing any such press release or making any such public announcement.

                  6.10 Benefit Plans. Parent shall cause the Surviving Corporation to take such actions as are reasonably necessary so that, for a period of not less than one year after the Effective Time, nonunion employees of the Company and its Subsidiaries who continue their employment after the Effective Time will be provided employee benefits which in the aggregate are at least generally comparable to those provided to such employees as of the date hereof; provided, that it is understood that after the Effective Time (a) with respect to employees covered by Foreign Plans prior to the Effective Time, Parent shall cause the Surviving Corporation to provide such employees with employee benefits which are either comparable to the Foreign Plans or comparable plans which are offered to similarly situated employees of the Parent, (b), neither Parent nor the Surviving Corporation will have any obligation to issue or adopt any plans or arrangements to provide for the issuance of shares of capital stock, warrants, options, stock appreciation rights or other rights in respect of any shares of capital stock of any entity or any securities convertible or exchangeable into such shares pursuant to any such plan or program, (c) nothing herein shall require the Surviving Corporation to maintain any particular plan or arrangement or to employ or to continue to employ any Person and (d) nothing herein shall prevent or preclude the Surviving Corporation from continuing any requirements for employee contributions under any employee benefit plans in the same proportions as the employee-paid portion under such plans constituted prior to the Effective Time.

                  6.11 State Takeover Statutes. The Company shall, upon the request of Parent, take all reasonable steps to assist in any challenge by Parent to the validity or applicability to the Offer or the Merger of any state takeover law.

                  6.12 Warrants. On or prior to the Effective Time, the Company shall cause effective provisions to be made with respect to the Warrants such that following the Effective Time, each Warrant shall be exercisable only for the consideration specified in Section 3.5(a)(iii).

                  6.13 FCC Matters. (a) Within 7 business days after the execution of this Agreement, the Company shall create a new holding company ("SBC") to which the capital stock of SBG Communications Corp. and Sage Broadcasting Corp. of Vermont (the "Radio Licensees") would be contributed by SBC Technologies, Inc. in exchange for all of the outstanding capital stock of SBC, all in a manner satisfactory to Parent and reasonably satisfactory to the Company, so as to provide for two classes of capital stock, Class A voting shares (the "Voting Stock") representing one percent (1%) of the equity (and 1% of the total number of shares of outstanding capital stock) of SBC and Class B non-voting shares (the "Non-Voting Stock") representing ninety-nine percent (99%) of the equity (and 99% of the total number of shares of outstanding capital stock) of SBC.

                  (i) Each holder of Voting Stock shall have one vote per share of Voting Stock. Each holder of Non-Voting Stock shall have no right to vote except that such holder shall be entitled to vote (on the basis of one vote per share of Non-Voting Stock) on all extraordinary matters outside the ordinary course of business (subject to clause (ii) below), including the following matters:

                           (A) the termination or removal of any officer or
director of SBC or any of its Subsidiaries in the event of an act or omission by such officer or director that constitutes Cause for Termination, which shall mean fraud, conviction of a felony, dishonesty, gross negligence or willful misconduct in the performance of such person's duties to SBC or breach of such person's duty of loyalty or duty of care to SBC or any of its Subsidiaries;

                           (B) any amendment of the certificate of
incorporation or bylaws of SBC or any of its Subsidiaries;

                           (C) the sale of all or a substantial portion of
the assets of SBC or any of its Subsidiaries except for the sale of the assets owned by SBC Communications of Texas, Inc. pursuant to that certain Asset Purchase Agreement, dated as of December 4, 1995, among SBG Communications

Corp., SBG Communications of Texas, Inc. and Gulfstar Communications, Inc., as amended as of January 11, 1996;

                           (D) the liquidation or dissolution of SBC or any of
its Subsidiaries;

                           (E) any acquisition by SBC or any of its
Subsidiaries of, or merger of SBC or any of its Subsidiaries with or into, another Person or business;

                           (F) any incurrence by SBC or any of its
Subsidiaries of indebtedness, or the granting by SBC or any of its Subsidiaries of any liens, not in the ordinary course of its business; and

                           (G) any dividend or distribution by SBC in respect
of its capital stock.

                  No action of the type referred to in clauses (B) through (F) above shall be taken without the approval of the holders of Non-Voting Stock; and SBC shall (and shall cause its Subsidiaries to) take the action described in clause (A) above upon the affirmative vote of the holders of the Non-Voting Stock.

                  (ii) Notwithstanding the foregoing, the holder of the Non-Voting Stock will not have the rights set forth in Section 6.12(a)(i) above to the extent that the exercise of such rights would result in the attribution to such holder of a cognizable interest in SBC under (and within the meaning of) the regulations of the Federal Communications Commission (the "FCC").

                  (b) Within 7 business days after the execution of this Agreement, the Company shall duly prepare and file with the FCC an application on FCC Form 316 (the "Pro Forma Application") for consent to the pro forma transfer of control of SBC from the Company to not less than a majority of the directors of the Company as of the date hereof (the "Control Group"). The Company shall use its reasonable efforts to cause such application to be approved as promptly as practicable.

                  (c) Within 2 business days after the grant of the Pro Forma Application by the FCC, the Company shall transfer the Voting Stock to the Control Group (without representation, warranty or recourse) equally among the Control Group in consideration of $10.00 pursuant to an agreement between SBC, the Company and the Control Group reasonably satisfactory to Parent, which will include without limitation the following obligations:

                  (i) Within 2 business days after the transfer of the Voting Stock to the Control Group, the Control Group shall duly prepare and file with the FCC an application on FCC Form 315 (the "Long Form Application") for consent to the transfer of control of SBC to the holder of the Non-Voting Stock following the consummation of the Offer. The Parent shall cooperate with the Company in the preparation and filing of the Long Form Application, and the Company and the Control Group shall use their reasonable efforts to cause such application to be approved as promptly as practicable (and the Parent shall reasonably cooperate with such efforts).

                  (ii) Within 2 business days after the grant of the Long Form Application by the FCC, the Control Group shall transfer the Voting Stock to the Company (without representation, warranty or recourse), free and clear of all liens created by such Control Group member or arising after the acquisition of such stock by such member.

                  (iii) Except as provided in clause (ii) above, the Voting Stock shall be non-transferrable by the Control Group.

                  (d) If requested by the Company or Parent after the date hereof, the parties will consider and negotiate in good faith the alternative of revising the transactions described above so as to (i) in lieu of the creation of SBC, effect the recapitalization of each of the Radio Licensees such that their capital stock would consist of Voting Stock and Non-Voting Stock, with the Voting Stock of each Radio Licensee held by the Control Group and the Non-Voting Stock of each Radio Licensee held by the Company, and/or (ii) issuing the Voting Stock to either (x) a limited liability company the members of which are not less than a majority of the directors of the Company as of the date hereof reasonably satisfactory to Parent and Company, or (y) any other person or entity satisfactory to Parent and Company to whom such transfer does not result in a change of control for purposes of applicable FCC rules and regulations (either of which will then be deemed to be the Control Group).

                  6.14 Issuance of Shares. Within 10 business days after the execution of this Agreement, the Company shall issue (A) the shares granted pursuant to the Restricted Stock Award Plan and (B) the MCP Shares, which shares are identified on Schedule 4.1(b)(ii)(A) hereto, such that such shares shall be legally issued and outstanding.

                                  ARTICLE VII
                              CONDITIONS PRECEDENT

                  7.1 Conditions to Each Party's Obligation to Effect the Merger. The respective obligation of each party to effect the Merger shall be subject to the satisfaction prior to the Closing Date of the following conditions:

                  (a) Stockholder Approval. This Agreement and the Merger shall have been approved and adopted by the affirmative vote of the holders of a majority of the Shares entitled to vote thereon if such vote is required by applicable law.

                  (b) HSR Act. The waiting period (and any extension thereof) applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated; and any formal investigations relating to the Merger that may have been opened by the Department of Justice or the Federal Trade Commission (by means of a written request for additional information or otherwise) shall have been terminated.

                  (c) No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect; provided, however, that prior to invoking this condition, each party shall use all commercially reasonable efforts to have any such order, injunction, restraint or prohibition vacated.

                  (d) FCC Approvals and Applications. The FCC shall have granted the Pro Forma Application.

                  7.2 Conditions of Obligations of Parent and Sub. The obligations of Parent and Sub to effect the Merger are subject to the satisfaction of the following conditions, any or all of which may be waived in whole or in part by Parent and Sub:

                  (a) Payment for Shares. Sub shall have accepted for payment and paid for the shares of Company Common Stock tendered in the Offer such that, after such acceptance and payment, Parent and its affiliates shall own, at consummation of the Offer, a sufficient number of outstanding shares of the Company Common Stock to satisfy the Minimum Condition (as defined in Exhibit A), except if the failure of this condition to occur is caused by the material breach of this Agreement by Parent or Sub.

                  (b) Representations and Warranties. The representations and warranties of the Company set forth in this Agreement shall be true and correct as of the date of this Agreement and (except to the extent such representations and warranties expressly speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, and

Parent shall have received a certificate signed on behalf of the Company by the chief executive officer and by the chief accounting officer of the Company to such effect.

                  (c) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations and agreements, and complied in all material respects with all covenants, required to be performed or complied with by it under this Agreement at or prior to the Effective Time, and Parent shall have received a certificate signed on behalf of the Company by the chief executive officer and by the chief accounting officer of the Company to such effect.

                  (d) Consents, Etc. All consents and approvals (collectively, "Consents") of third parties as are necessary to cure any Violation of any agreement arising out of the transactions contemplated hereby shall have been obtained, except with respect to those agreements listed or referred to on

Schedule 4.1(c)(ii) and such Consents the failure to deliver which could not reasonably be expected to have a Material Adverse Effect with respect to the Company.

                  (e) Other Approvals. Other than the filing provided for by
Section 2.3, all licenses, permits, authorizations, consents, orders, qualifications or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any Governmental Entity (including those described in Section 4.1(c)(iii) and 4.2(b)(iii)) requisite to consummation of the Merger and the transactions contemplated thereby, shall have been filed, occurred or been obtained, as the case may be.

                  (f) FCC Matters.  (i)  The transactions contemplated by
Section 6.13 above shall have been consummated on terms reasonably satisfactory to Parent.

                            (ii) The Long Form Application shall have been
filed.

                  (g) No Litigation. There shall not be pending or threatened any suit, action or proceeding by any Governmental Entity (i) challenging the acquisition by Parent of any shares of capital stock of the Company, seeking to restrain or prohibit the consummation of the Offer or the Merger or any of the other transactions contemplated by this Agreement or seeking to obtain from the Company, Parent, or any of their respective Subsidiaries any damages that are material in relation to the Company and its Subsidiaries taken as a whole, (ii) seeking to prohibit or limit the ownership or operation by the Company, Parent, or any of their respective Subsidiaries of any material portion of the business or assets of the Company, Parent or any of their respective Subsidiaries, or to compel the Company, Parent or any of their respective Subsidiaries to dispose of or hold separate any material portion of the business or assets of the Company, Parent or any of their respective Subsidiaries as a result of the Offer or the Merger or any of the other transactions contemplated by this Agreement, (iii) seeking to impose limitations on the ability of Parent or Sub to acquire or hold, or exercise full rights of ownership of, any shares of Company Common Stock or shares of capital stock of the Company or the Surviving Corporation, including, without limitation, the right to vote such capital stock on all matters properly presented to the stockholders of the Surviving Corporation, (iv) seeking to prohibit Parent from effectively controlling in any material respect the business or operations of the Company or any of its Subsidiaries or (v) which otherwise is reasonably likely to have a Material Adverse Effect on the Company or a Material Adverse Effect on Parent.

                  (h) Options and Rights. On or prior to the date hereof, the Company shall have caused (i) the Stock Option Plan and the Stock Purchase Plan to be amended and (ii) the Subordinated Debentures to be amended, in each case effective not later than the Effective Time, in such manner as to provide that after the Effective Time, the holders of the Equity Purchase Rights evidenced thereby shall only be entitled to receive the consideration specified in Section
3.5 hereof.

                  7.3 Conditions of Obligations of the Company. The obligation of the Company to effect the Merger is subject to the satisfaction of the following conditions, any or all of which may be waived in whole or in part by the Company:

                  (a) Representations and Warranties. The representations and warranties of Parent and Sub set forth in this Agreement shall be true and correct as of the date of this Agreement and (except to the extent such representations and warranties expressly speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, except as otherwise contemplated by this Agreement, and the Company shall have received a certificate signed on behalf of Parent by an officer of Parent to such effect.

                  (b) Performance of Obligations of Parent and Sub. Parent and Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of Parent by an officer of Parent to such effect.

                  (c) Government Approvals. Other than the filing provided for by Section 2.3, all licenses, permits, authorizations, consents, orders, qualifications or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any Governmental Entity (including those described in Section 4.1(c)(iii) and 4.2(b)(iii)) requisite to consummation of the Merger and the transactions contemplated thereby, shall have been filed, occurred or been obtained, as the case may be.

                                  ARTICLE VIII
                           TERMINATION AND AMENDMENT

                  8.1 Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after approval of the matters presented in connection with the Merger by the stockholders of the Company or Parent:

                  (a)      by mutual written consent of the Company and Parent;

                  (b) by either the Company or Parent (i) if there has been a material breach of any representation, warranty, covenant or agreement on the part of the other set forth in this Agreement which breach has not been cured within five business days following receipt by the breaching party of notice of such breach from the other party, or (ii) if any permanent injunction or other order of a court or other competent authority preventing the consummation of the Merger shall have become final and non-appealable;

                  (c) by either the Company or Parent if the Merger shall not have been consummated on or before December 20, 1996; provided, that the right to terminate this Agreement under this Section 8.1(c) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of or resulted in the failure of the Merger to occur on or before such date;

                  (d) by Parent if (i) the Board of Directors or any committee thereof withdraws or modifies its approval or recommendation of this Agreement or the Merger or approves or recommends an Acquisition Proposal or resolves to do any of the foregoing or (ii) the Company shall have entered into an agreement with respect to an Acquisition Proposal;

                  (e) by the Company, if Sub shall have failed to commence the Offer within five business days following the date of the initial public announcement of the Offer;

                  (f) by Parent, if the Offer terminates, is withdrawn, is abandoned or expires by reason of the failure of any condition set forth in Exhibit A hereto to be satisfied;

                  (g) by the Company, if the Offer shall have expired or have been withdrawn, abandoned or terminated without any shares of Company Common Stock being purchased by Sub thereunder on or prior to the 120th day after the date of commencement of the Offer pursuant to Section 1.2 hereof;

                  (h) by the Company if (i) the Board of Directors pursuant to
Section 5.1(e)(ii) withdraws or modifies its approval or recommendation of this Agreement or the Merger and

(ii) the Company simultaneously with terminating this Agreement pays Parent the Termination Payment in cash and otherwise complies with the provisions of
Section 5.1(e)(ii);

                  (i) by Parent or the Company if the Company Stockholder Approval shall not have been obtained by reason of the failure to obtain the required vote upon a vote held at a duly held meeting of shareholders or at any adjournment thereof;

                  (j) by the Company if (i) the Company enters into a definitive agreement in accordance with Section 5.1(e)(ii) and (ii) the Company simultaneously with terminating pays Parent the Termination Payment in cash and otherwise complies with the provisions of Section 5.1(e)(ii);

                  (k) by Parent if any of the conditions set forth in Section
7.1 or 7.2 shall become impossible to fulfill (other than as a result of any breach by Parent of the terms of this Agreement) and shall not have been waived in accordance with the terms of this Agreement; or

                  (l) by the Company, if any of the conditions set forth in
Section 7.1 or 7.3 shall become impossible to fulfill (other than as a result of any breach by the Company of the terms of this Agreement) and shall not have been waived in accordance with the terms of this Agreement.

                  8.2 Effect of Termination. In the event of termination of this Agreement by either the Company or Parent as provided in Section 8.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Parent, Sub or the Company or their respective affiliates, officers, directors or shareholders except (a) pursuant to the second sentence of Section 6.2, and Sections 6.4, 6.5, this Section 8.2 and
Article IX, and (b) to the extent that such termination results from the willful breach by a party hereto of any of its representations or warranties, or of any of its covenants or agreements, in each case, as set forth in this Agreement, other than as provided in the second sentence of Section 9.7.

                  8.3 Amendment. Subject to applicable law, this Agreement may be amended, modified or supplemented only by written agreement of Parent, Sub and the Company at any time prior to the Effective Date with respect to any of the terms contained herein; provided, however, that, after the Company Stockholder Approval is obtained, no such amendment or modification shall reduce the amount or change the form of consideration to be delivered to the stockholders of the Company.

                  8.4 Extension; Waiver. At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed: (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto; (b) waive any inaccuracies in the representations and warranties of the other parties contained herein or in any document delivered pursuant hereto; and (c) waive compliance by the other parties with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. The failure of any party hereto to assert any of its rights hereunder shall not constitute a waiver of such rights.


                                   ARTICLE IX
                               GENERAL PROVISIONS

                  9.1 Nonsurvival of Representations and Warranties.
None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time.

                  9.2 Notices. Any notice or communication required or permitted hereunder shall be in writing and either delivered personally, telegraphed or telecopied or sent by certified or registered mail, postage prepaid, and shall be deemed to be given, dated and received when so delivered personally, telegraphed or telecopied or, if mailed, five business days after the date of mailing to the following address or telecopy number, or to such other address or addresses as such Person may subsequently designate by notice given hereunder:

                  (a)      if to Parent or Sub, to:

                           General Electric Capital Corporation
                           260 Long Ridge Road
                           Stamford, CT  06902
                           Attn:  Victor Guaglianone, Esq.
                           Telephone:  (203) 357-4584
                           Telecopy:  (203) 357-4729

                  with a copy to:

                           Weil, Gotshal & Manges LLP
                           767 Fifth Avenue
                           New York, New York  10153
                           Attn:  William M. Gutowitz, Esq.
                           Telephone:  (212) 310-8000
                           Telecopy:  (212) 310-8007

                  (b)      if to the Company, to:

                           AmeriData Technologies, Inc.
                           700 Canal Street
                           Stamford, CT  06902
                           Attn:  President
                           Telephone:  (203) 357-1464
                           Telecopy:  (203) 357-1531

                  with copies to:

                           Dewey Ballantine
                           1301 Sixth Avenue
                           New York, New York  10019
                           Attn:  Jonathan L. Freedman, Esq.
                           Telephone:  (212) 259-8000
                           Telecopy:  (212) 259-6333

                  9.3 Interpretation. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. The table of contents, and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the word "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation". The phrase "made available" in this Agreement shall mean that the information referred to has been made available if requested by the party to whom such information is to be made available.

                  9.4 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

                  9.5 Entire Agreement; No Third Party Beneficiaries; Rights of Ownership. This Agreement (together with the Confidentiality Agreement, the Stockholders Agreement and any other documents and instruments referred to herein) constitutes the entire agreement (and supersedes all prior agreements and understandings, both written and oral) among the parties hereto with respect to the subject matter hereof and, except as provided in Section 6.6, is not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

                  9.6 Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW

YORK, WITHOUT REGARD TO ANY APPLICABLE CONFLICTS OF LAW, EXCEPT TO THE EXTENT THE DGCL SHALL BE HELD TO GOVERN THE TERMS OF THE MERGER.

                  9.7 No Remedy in Certain Circumstances. Each party agrees that, should any court or other competent authority hold any provision of this Agreement or part hereof to be null, void or unenforceable, or order any party to take any action inconsistent herewith or not to take an action consistent herewith or required hereby, the validity, legality and enforceability of the remaining provisions and obligations contained or set forth herein shall not in any way be affected or impaired thereby. Except as otherwise provided by this Agreement, to the extent that a party hereto took an action inconsistent herewith or failed to take action consistent herewith or required hereby pursuant, in each case, to an order or judgment of a court or other competent authority, such party shall incur no liability or obligation unless such party did not in good faith seek to resist or object to the imposition or entering of such order or judgment.

                  9.8 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties, except that Sub may assign, in its sole discretion, any or all of its rights, interests and obligations hereunder to any newly-formed wholly-owned Subsidiary of Parent. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

                  9.9 Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States located in the State of New York or in New York state court, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any Federal court located in the State of New York or any New York state court in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, and (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court.

                  IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

                          AMERIDATA TECHNOLOGIES, INC.


                             By: /s/ Gerald A. Poch
                                 -----------------------------------


                            GENERAL ELECTRIC CAPITAL CORPORATION


                            By: /s/ Michael S. Ford
                                -----------------------------------



                            GAC ACQUISITION I CORP.


                            By: /s/ Michael S. Ford
                                -----------------------------------

                                                                  EXHIBIT A

                           CONDITIONS TO THE OFFER

                  Notwithstanding any other provision of the Offer, Sub shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to Sub's obligation to pay for or return tendered Shares promptly after expiration or termination of the Offer), to pay for any Shares tendered, and may postpone the acceptance for payment or, subject to the restriction referred to above, payment for any Shares tendered, and may amend or terminate the Offer (whether or not any Shares have theretofore been purchased or paid for) (A) unless the following conditions have been satisfied: (i) there have been validly tendered and not withdrawn prior to the time the Offer shall otherwise expire a number of Shares which constitutes a majority of the Shares outstanding on a fully-diluted basis on the date of purchase ("on a fully-diluted basis" for purposes hereof meaning, as of any date, the number of Shares outstanding, together with Shares the Company is or may be required to issue pursuant to obligations outstanding at that date under employee stock option or other benefit plans, options, warrants or convertible or exchangeable securities, or otherwise) (the "Minimum Condition"); (ii) prior to the time the Offer shall otherwise expire, Preferred Securities outstanding on the date of the Merger Agreement having an aggregate liquidation preference of more than 50% of the aggregate liquidation preference of all Preferred Securities outstanding on the date of the Merger Agreement shall have been converted by the holders thereof into Shares; (iii) all regulatory and related approvals of Governmental Entities have been obtained or made on terms reasonably satisfactory to Sub (including, without limitation, pursuant to the Competition Act (Canada), the Federal Law on Economic Competition of Mexico and the Austrian Cartel Act of 1988, as amended);
(iv) any applicable waiting periods under the HSR Act shall have expired or been terminated prior to the expiration of the Offer; (v) the Company shall have caused the Stock Option Plan, the Stock Purchase Plan and the Subordinated Debentures to be amended, in each case effective not later than the Effective Time, in such manner as to provide that after the Effective Time, the holders of the Equity Purchase Rights evidenced thereby shall only be entitled to receive the consideration specified in the Merger Agreement; (vi) the FCC shall have granted the Pro Forma Application, and the transactions contemplated by the Merger Agreement with respect thereto shall have been consummated on terms reasonably satisfactory to Parent; and/or (B) if, at any time on or after the date of the Merger Agreement and before acceptance for payment of, or payment for, such Shares any of the following events shall occur or shall be deemed by Sub to have occurred:

                  (a) there shall be threatened, instituted or pending by any United States, Canadian or other court or governmental entity any suit, action or proceeding (1) challenging the acquisition by Parent or Sub of any Shares under the Offer or seeking to restrain or prohibit the making or consummation of the Offer or Merger or seeking to obtain from the Company, Parent or any of their respective Subsidiaries any damages that are material in relation to the Company and its Subsidiaries taken as a whole, (2) seeking to prohibit or limit the ownership or operation by the Company, Parent or any of their respective subsidiaries of any material portion of the business or assets of the Company and its subsidiaries, taken as a whole, or Parent and its subsidiaries, taken as a whole, or to compel the Company or Parent to dispose of or hold separate any material portion of the business or assets of the Company and its subsidiaries, taken as a whole, or Parent and its subsidiaries, taken as a whole, as a result of the Offer or any of the other transactions contemplated by this Agreement, (3) seeking to impose material limitations on the ability of Parent or Sub to acquire or hold, or exercise full rights of ownership of, any Shares accepted for payment pursuant to the Offer, including, without limitation, the right to vote such Shares on all matters properly presented to the shareholders of the Company, or (4) seeking to prohibit Parent or any of its subsidiaries from effectively controlling in any material respect any material portion of the business or operations of the Company and its subsidiaries; or

                  (b) any United States, Canadian or other governmental entity or authority or United States, Canadian or other domestic or foreign court of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order which is in effect and which (1) materially restricts, prevents or prohibits consummation of the Offer, the Merger or any other transaction contemplated by the Merger Agreement or results in the obligation to pay material damages as a result of or in connection with the transactions contemplated by this Agreement, (2) prohibits or limits materially the ownership or operation by the Company, Parent or any of their Subsidiaries of all or any material portion of the business or assets of the Company and its Subsidiaries taken as a whole or compels the Company, Parent, or any of their Subsidiaries to dispose of or hold separate all or any material portion of the business or assets of the Parent or any of its Subsidiaries, or of the Company and its Subsidiaries taken as a whole,
         (3) imposes limitations on the ability of Parent, Sub or any other Subsidiary of Parent to acquire or hold, or to exercise effectively full rights of ownership of, any Shares, including, without limitation, the right to vote any Shares acquired by Sub pursuant to the Offer or otherwise on all matters properly presented to the Company's stockholders, including, without limitation, the approval and adoption of the Merger Agreement and the transactions contemplated thereby or
         (4) requires divestitures by Parent, Sub or any other affiliate of Parent of any Shares;

                  (c) the representations and warranties of the Company contained in the Merger Agreement shall not be true and correct when made or (except for those representations and warranties that address matters as of a specific date) shall have ceased to be true as of the date of consummation of the Offer as though made on and as of such date;

                  (d) the Company shall not have performed or complied in all material respects with any of its obligations under the Merger Agreement to be performed or complied with by it;

                  (e) the Merger Agreement shall have been terminated in accordance with its terms;

                  (f) the Board of Directors of the Company shall have (i) withdrawn or materially modified or changed (including by amendment of the Schedule 14D-9) in a manner adverse to Sub its recommendation of the Offer, the Merger Agreement or the Merger, or (ii) the Board of Directors shall have approved or recommended an Acquisition Proposal;

                  (g) all consents of third parties as are necessary in connection with the transactions contemplated hereby (including consents necessary to prevent any conflict, violation or breach of any agreement of the Company or any of its Subsidiaries, other than conflicts, breaches or violations of the agreements identified on
         Schedule 4.1(c)(ii) to the Merger Agreement) shall have been obtained, except such Consents the failure to deliver which could not reasonably be expected to have a material adverse effect on the business, operations, assets, condition (financial or otherwise) or prospects of the Company and its Subsidiaries, taken as a whole;

                  (h) other than the filing of the Certificate of Merger with respect to the Merger as provided for by Section 2.3 of the Merger Agreement, all licenses, permits, authorizations, consents, orders, qualifications or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any Governmental Entity requisite to consummation of the Merger and the transactions contemplated thereby, shall have been filed, occurred or been obtained, as the case may be;

                  (i) (1) it shall have been publicly disclosed or Sub shall have otherwise learned that, except as contemplated by the Stockholders Agreement, any Person or "group" (as defined in Section 13(d)(3) of the Exchange Act), other than Parent or its affiliates or any group of which any of them is a member, shall have acquired beneficial ownership (determined pursuant to Rule 13d-3 promulgated under the Exchange Act) of more than 20% of any class or series of capital stock of the group or otherwise, or shall have been granted an option, right or warrant, conditional of capital stock of the Company (including the Shares); or
         (2) any person or group Company with respect to (A) a merger, consolidation or other business combination with, or acquisition of a material portion of the assets of, the Company, or (B) a tender or exchange offer for Shares;

              (j) there shall have occurred, developed or come into effect or existence any event, action, state, condition or major financial occurrence of national or international consequence or any law, regulation, action, government regulation, inquiry or other occurrence of any nature whatsoever which, in the opinion of Sub, materially adversely affects or involves, or is reasonably likely to materially adversely affect or involve, (1) the financial markets in the United States generally, or (2) the financial condition, business, operations, assets, affairs or prospects of the Company and its Subsidiaries taken as a whole or the value of the Shares;

which, in the judgment of Sub in any such case, and regardless of the circumstances (including any action or omission by Parent or Sub) giving rise to any such condition, makes it inadvisable to proceed with such acceptance for payment or payment.

                    The foregoing conditions are for the sole benefit of Sub and its affiliates and may be asserted by Sub regardless of the circumstances (including, without limitation, any action or inaction by Sub or any of its affiliates) giving rise to any such condition or may be waived by Sub, in whole or in part, from time to time in its sole discretion, except as otherwise provided in the Agreement. The failure by Sub at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right and may be asserted at any time and from time to time. Any determination by Sub concerning any of the events described herein shall be final and binding. Unless otherwise defined herein, capitalized terms used herein shall have the meanings ascribed to them in the Agreement and Plan of Merger among the Parent, Sub and the Company to which this Exhibit A is attached.